UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MONOTYPE IMAGING HOLDINGS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 29, 2008

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Monotype Imaging Holdings Inc. (the “Company”) to be held at 8:00 a.m., local time, on Friday, June 6, 2008 at the offices of Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109.

At this Annual Meeting, the agenda includes the election of two Class II directors for three-year terms and the consideration and vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. The board of directors recommends that you vote FOR the election of the director nominees.

Details regarding the matters to be acted upon at this Annual Meeting appear in the accompanying Proxy Statement. Please give this material your careful attention.

If you are a stockholder of record, please vote in one of the following three ways whether or not you plan to attend the Annual Meeting: (1) by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-prepaid envelope, (2) by completing your proxy using the toll-free telephone number listed on the proxy card, or (3) by completing your proxy on the Internet at the address listed on the proxy card. It is important that your shares be voted whether or not you attend the meeting in person. Votes made by phone or on the Internet must be received by 11:59 p.m., local time, on June 5, 2008. If you attend the Annual Meeting, you may vote in person even if you have previously returned your proxy card or completed your proxy by phone or on the Internet. Your prompt cooperation will be greatly appreciated.

Very truly yours,

Douglas J. Shaw
President and Chief Executive Officer

500 Unicorn Park Drive

Woburn, Massachusetts 01801

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 6, 2008

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of Monotype Imaging Holdings Inc., a Delaware corporation (the “Company”), will be held on June 6, 2008, at 8:00 a.m. local time at the offices of Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109, for the following purposes:

1. To elect two Class II directors to serve until the 2011 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified or until their earlier resignation or removal from among the following nominees: Douglas J. Shaw and Peter J. Simone.

2. To transact such other business as may be properly brought before the Annual Meeting and at any postponements or adjournments thereof.

Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later postponement or adjournment, the Annual Meeting may be postponed or adjourned.

The board of directors has fixed the close of business on April 16, 2008 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof. Only holders of record of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at that time will be entitled to receive notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof.

You are requested to authorize a proxy to vote your shares by filling in and signing the enclosed proxy card, which is being solicited by the board of directors, and by mailing it promptly in the enclosed postage-prepaid envelope. You may also authorize a proxy to vote your shares by telephone or over the Internet by following the instructions on your proxy card. Votes made by phone or on the Internet must be received by 11:59 p.m., local time, on June 5, 2008. Any proxy delivered by a holder of Common Stock may be revoked by a writing delivered to the Company stating that the proxy is revoked or by delivery of a properly executed, later dated proxy. Holders of record of Common Stock who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy or authorized a proxy by telephone or over the Internet, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously delivered proxy.

By Order of the Board of Directors,

Janet M. Dunlap
General Counsel and Secretary

Woburn, Massachusetts

April 29, 2008

Proxy Statement

Monotype Imaging Holdings Inc.

500 Unicorn Park Drive

Woburn, Massachusetts 01801

PROXY STATEMENT

FOR 2008 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 6, 2008

I.  SOME QUESTIONS YOU MAY HAVE REGARDING THIS PROXY STATEMENT

Q.	Why am I receiving these materials?

A.	This Proxy Statement and the accompanying Notice of Annual Meeting and proxy card are first being sent to stockholders on or about April 29, 2008. The accompanying proxy is solicited on behalf of the board of directors of the Company. We are providing these proxy materials to you in connection with our 2008 Annual Meeting of Stockholders of the Company to be held on June 6, 2008, at 8:00 a.m. local time at Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109, and any postponements or adjournments thereof (the “Annual Meeting”). As a stockholder of the Company, you are invited to attend the Annual Meeting and are entitled and requested to vote on the proposal described in this Proxy Statement.

Q.	Who may vote at the Annual Meeting?

A.	You may vote all the shares of our common stock that you owned at the close of business on April 16, 2008 (the “Record Date”). On the Record Date, the Company had 34,309,761 shares of common stock outstanding and entitled to vote at the meeting. You may cast one vote for each share of common stock held by you on all matters.

Q.	What constitutes a quorum at the Annual Meeting?

A.	The presence, in person or by proxy, of holders of a majority of all of the shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. A “broker non-vote” refers to a share represented at the Annual Meeting which is held by a broker or other nominee who has not received instructions from the beneficial owner or person entitled to vote such share and with respect to which, on one or more but not all proposals, such broker or nominee does not have discretionary voting power to vote such share.

Q.	What proposals will be voted on at the Annual Meeting?

A.	At the Annual Meeting, stockholders will be asked to: (1) elect two Class II directors of the Company, and (2) transact such other business as may be properly brought before the Annual Meeting.

Q.	How does the board of directors recommend I vote?

A.	Please see the information included in the Proxy Statement relating to the proposals to be submitted to the vote of our stockholders. Our board of directors recommends that you vote “FOR” each of the nominees to the board of directors.

Q.	How do I vote?

A.	Whether you hold shares directly as the stockholder of record or indirectly as the beneficial owner of shares held for you by a broker or other nominee (i.e., in “street name”), you may direct your vote without attending the Annual Meeting. You may vote by granting a proxy or, for shares you hold in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this either over the Internet, by telephone or by mail. Please refer to the summary instructions below and those included on your proxy card or, for shares you hold in street name, the voting instruction card provided by your broker or nominee.

By Internet—If you have Internet access, you may authorize your proxy from any location in the world by following the “By Internet” instructions on the proxy card, or, if applicable, the Internet voting instructions that may be described on the voting instruction card sent to you by your broker or nominee.

By Telephone—If you live in the United States or Canada, you may authorize your proxy by following the “By Telephone” instructions on the proxy card, or, if applicable, the telephone voting instructions that may be described on the voting instruction card sent to you by your broker or nominee.

By Mail—You may authorize your proxy by signing your proxy card and mailing it in the enclosed, postage-prepaid and addressed envelope. For shares you hold in street name, you may sign the voting instruction card included by your broker or nominee and mail it in the envelope provided.

You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may do this by granting a new properly executed and later dated proxy, by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting without further action will not cause your previously granted proxy to be revoked. You may change your proxy instructions for shares you beneficially own by submitting new voting instructions to your broker or nominee.

The persons named as attorneys-in-fact in the proxy card, Douglas J. Shaw and Jacqueline D. Arthur, were selected by the board of directors and are officers of the Company. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted by such persons at the Annual Meeting. If a properly signed proxy is submitted but not marked, the proxy will be voted FOR the election of the two nominees for Class II director of the Company named in this Proxy Statement. It is not anticipated that any matters other than those set forth in the Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in the discretion of the proxy holders.

Q.	What else is included with this Proxy Statement?

A.	The Company’s 2008 Annual Report to Stockholders, including financial statements for the fiscal year ended December 31, 2007, is being mailed to stockholders concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation material.

A copy of the Company’s Annual Report on Form 10-K, as amended, filed with the Securities and Exchange Commission (“SEC”), including all exhibits to such form, may be obtained free of charge by writing to Monotype Imaging Holdings Inc., 500 Unicorn Park Drive, Woburn, Massachusetts 01801, Attention: Chief Financial Officer or by accessing the “Investor Relations” section of the Company’s website (www.monotypeimaging.com).

II. PROPOSAL

ELECTION OF DIRECTORS

The board of directors consists of seven members. The Company’s certificate of incorporation divides the board of directors into three classes. One class is elected each year for a three year term. The board of directors, upon the recommendation of the nominating and corporate governance committee, has nominated Douglas J. Shaw and Peter J. Simone (each a “Nominee”, and collectively the “Nominees”) and recommended that each be elected to the board of directors as a Class II director, each to serve until the 2011 Annual Meeting of Stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal. Messrs. Shaw and Simone are currently Class II directors whose terms expire at this Annual Meeting. The Company’s board of directors has nominated only two directors to stand for re-election, which is fewer than the number of Class II directors who served during the fiscal year ending December 31, 2007, as the Company did not nominate Jonathan W. Meeks to stand for re-election. The Company’s board of directors is conducting its own independent search to identify directors to fill the vacancy on the board. Any director nominated and elected by the board to fill this vacancy will serve as a Class II director.

The board of directors anticipates that each of the Nominees, if elected, will serve as a director. Each of the persons nominated has consented in writing to be named in this proxy statement and to serve as a director if elected.

Required Vote and Recommendation

Only holders of record of Common Stock as of the close of business on the Record Date are entitled to vote on this proposal. Proxies will be voted for all of the Nominees unless contrary instructions are set forth on the enclosed proxy card. The Nominees receiving the highest number of affirmative votes of the shares present or represented by proxy and entitled to vote on such matter at the Annual Meeting shall be elected as directors. Abstentions and broker “non-votes” will not be counted as voting with respect to the election of the Class II directors and, therefore, will not have an effect on the election of the Class II directors.

The board of directors recommends a vote FOR all of the Nominees.

Information Regarding Nominees

The following table sets forth the Nominees to be elected at the Annual Meeting, our other current directors, the year each such Nominee or director was first elected a director, the positions with the Company currently held by each Nominee or director, the year each Nominee’s or director’s current term will expire and each Nominee’s or director’s current class:

Nominee’s or Director’s Name and Year First Became a Director	Position(s) with the Company	Year Current Term Will Expire	Current Class of Director
Nominees for Class II Directors:
Douglas J. Shaw—2004	President, Chief Executive Officer and Director	2008	II
Peter J. Simone—2006	Director	2008	II

Current Directors:
Jonathan W. Meeks—2004	Director	2008	II
A. Bruce Johnston—2004	Director	2009	III
Pamela F. Lenehan—2006	Director	2009	III
Robert M. Givens—2004	Chairman of the Board of Directors	2010	I
Roger J. Heinen, Jr.—2006	Director	2010	I

The following biographical descriptions set forth information with respect to the Nominees for election as Class II directors, based on information furnished to the Company by each Nominee. Biographical information for the remainder of our current directors is included beginning on page 5. There is no family relationship between any director, Nominee, or executive officer of the Company.

Douglas J. Shaw. Mr. Shaw has served as our President and Chief Executive Officer since January 2007. From November 2004 until December 2006, he served as our Senior Vice President and has served as a member of our board of directors since we were acquired by TA Associates from Agfa Corporation in November 2004. From October 1988 until November 2004, Mr. Shaw served in various capacities with Agfa Corporation and, beginning in 2000, as the Senior Vice President of Agfa Monotype. From May 1981 until it was acquired by Agfa Corporation in 1988, Mr. Shaw was employed by Compugraphic Corp. He co-founded the Font Technologies division of Compugraphic Corp. with Mr. Robert M. Givens, the current chairman of our board of directors, in October 1986. Mr. Shaw holds a bachelor’s degree in accounting from Boston College and a master’s degree in business administration from Babson College.

Peter J. Simone. Mr. Simone has served as a member of our board of directors since March 2006. Mr. Simone has served as an investment consultant and as a consultant to numerous private companies since February 2001. From June 2001 to December 2002, Mr. Simone was Executive Chairman of SpeedFam-IPEC, Inc., a semiconductor equipment company which was acquired by Novellus Systems, Inc. From February 2000 until February 2001, he served as a director and President of Active Controls Experts, Inc. He served as President, Chief Executive Officer and director of Xionics Document Technologies, Inc. from April 1997 until Xionics’ acquisition by Oak Technology, Inc., in January 2000. Mr. Simone serves on the board of directors for several companies, including Newport Corp., a technology supplier to several industries including microelectronics manufacturing and communications, Veeco Instruments, Inc., an equipment developer and supplier to various industries including data storage and semiconductors, and Cymer, Inc., a supplier of excimer light sources. Mr. Simone is also a member of the board of directors of several private technology companies and the Massachusetts High Technology Council. In addition, he is vice president of the board of Walker Home and School for Children. Mr. Simone holds a bachelor’s degree in accounting from Bentley College and a master’s degree in business administration from Babson College.

OTHER MATTERS

The board of directors does not know of any matters other than those described in this Proxy Statement which will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in the discretion of the proxy holders.

Regardless of the number of shares you own, your vote is important to the Company. Please complete, sign, date and promptly return the enclosed proxy card or authorize a proxy by telephone or over the Internet to vote your shares by following the instructions on your proxy card.

III. MANAGEMENT, CORPORATE GOVERNANCE AND RELATED MATTERS

Executive Officers and Directors

The following table sets forth information regarding our directors and executive officers, including their ages, as of March 25, 2008:

Name	Age	Position
Douglas J. Shaw	52	President and Chief Executive Officer and Director
Jacqueline D. Arthur	58	Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary
John L. Seguin	53	Executive Vice President
Alex N. Braverman	48	Vice President, Finance and Assistant Treasurer
David R. DeWitt	50	Vice President and General Manager, Creative Professional
Janet M. Dunlap	43	General Counsel and Secretary
Geoffrey W. Greve	50	Vice President, New Type Technology
Steven R. Martin	45	Vice President, Engineering and Development
John H. McCallum	51	Managing Director, Monotype Imaging Ltd.
David L. McCarthy	50	Vice President and General Manager, OEM Sales
Patricia J. Money	51	Vice President, Human Resources
Jack P. Murphy	59	Vice President and Chief Technologist
Christopher J. Roberts	40	Vice President, Marketing
Frank Wildenberg	41	Managing Director, Linotype GmbH
Robert M. Givens (1)	63	Chairman of the Board of Directors
A. Bruce Johnston (1)(3)	48	Director
Roger J. Heinen, Jr. (2)(3)	56	Director
Pamela F. Lenehan (2)(3)	55	Director
Jonathan W. Meeks	35	Director
Peter J. Simone (1)(2)	60	Director

(1)	Member of the nominating and corporate governance committee.
(2)	Member of the audit committee.
(3)	Member of the compensation committee.

The following biographical descriptions set forth information with respect to the directors and executive officers of the Company, based on information furnished to the Company by each officer and director. Officers of the Company are elected annually at the first meeting of the board of directors following each annual meeting of stockholders. Each officer holds office until the first meeting of the board of directors following the next annual meeting of stockholders and until his or her successor is duly elected and qualifies or until his or her earlier death, resignation or removal in the manner provided in the Company’s By-laws.

Douglas J. Shaw. Mr. Shaw is currently a Nominee for election to the board of directors and his biographical information is included on page 4.

Jacqueline D. Arthur. Ms. Arthur has served as our Senior Vice President and Chief Financial Officer since May 2005. Since January 1, 2008 she has served as our Treasurer. From November 2002 until May 2005, she was the Chief Financial Officer of Aprisma Management Technologies, a business service management software company. From November 2001 until November 2002 she was an independent consultant, advising technology companies on capital raising and acquisitions. From 1991 until 1994, Ms. Arthur was the Chief Financial Officer of T Cell Sciences, a biotechnology company. From 1994 until 1997, she was the Chief Financial Officer of CP Clare, a provider of semiconductor and electromagnetic relays, switches, and specialized electronic components. She took CP Clare public in 1995. In addition,

Ms. Arthur served on the board of directors of Banknorth Group, Inc. from 1996 to 2000 and served on both the audit committee and compensation committee. Ms. Arthur holds a joint honors degree in economics and engineering from London University and is a chartered accountant.

John L. Seguin. Mr. Seguin has served as our Executive Vice President, responsible for our OEM business, since August 2006. From November 2004 until August 2006, he served as our Senior Vice President and General Manager, Display Imaging. From July 2004 until November 2004, Mr. Seguin was Senior Vice President and General Manager, Display Imaging at Agfa Monotype. From February 2004 until May 2004, Mr. Seguin was Vice President, Worldwide Sales of Sand Video Inc., a developer of advanced video compression semiconductor technology for a broad range of consumer digital video applications, until its acquisition by Broadcom Inc. From March 1999 until February 2004, Mr. Seguin served in various executive capacities at Xionics Document Technologies, Inc., a provider of embedded software solutions for printer and copier OEMs, and its successors Oak Technology, Inc., a supplier of semiconductor chips for optical storage devices, digital televisions and multi-function printers, and Zoran Corporation, a developer and manufacturer of chips that are used in a wide range of consumer electronics, including as Vice President, Worldwide Sales and Marketing for the Imaging Division. Mr. Seguin holds a bachelor’s degree in marketing from Southeastern Massachusetts University and a master’s degree in business administration from Suffolk University.

Alex N. Braverman. Mr. Braverman has served as our Vice President, Finance and Assistant Treasurer since January 2008. From October 2005 until he joined us, he was the Vice President, Chief Accounting Officer and Corporate Controller at Mercury Computer Systems, a supplier of real-time image and digital signal processing computer systems. From February 1999 until September 2005, he was Vice President, Chief Accounting Officer and Corporate Controller of NMS Communications Corporation, a provider of technologies and solutions for converged and mobile networks. From July 1994 to February 1999, Mr. Braverman held various senior financial executive positions at Concentra Corporation, a developer of sales and engineering software automation products. Mr. Braverman holds a bachelor’s degree in economics from Framingham State College and a master’s degree in business administration from Bentley College.

David R. DeWitt. Mr. DeWitt has served as our Vice President and General Manager, Creative Professional since August 2006. From November 2004 until August 2006, he served as our General Manager, Creative Professional Division North America. From August 2002 until November 2004, he served as General Manager, Creative Professional Division North America at Agfa Monotype. From November 1996 until July 2002, he served as Director of Sales and Marketing at Agfa Monotype. Mr. DeWitt holds a bachelor’s degree in business administration from the University of Kentucky and a master’s degree in business administration from Suffolk University.

Janet M. Dunlap. Ms. Dunlap has served as our General Counsel since September 2006. From October 2000 until September 2006, Ms. Dunlap was a partner at Goodwin Procter LLP. From September 1993 until October 2000, Ms. Dunlap was an associate at Goodwin Procter LLP. Ms. Dunlap holds a bachelor’s degree in economics from Franklin and Marshall College and a juris doctorate from Boston College Law School.

Geoffrey W. Greve. Mr. Greve has served as our Vice President of New Type Technology since March 2008. From November 2004 until March 2008 he served as our Vice President of Font Development. From July 2004 until November 2004, he served as Vice President of Font Development at Agfa Monotype. From April 2001 until July 2004 he served as Director of Software Operations and Customer Services for Gyricon LLC, a provider of display technologies. From April 1999 through March 2001, Mr. Greve served as Vice President and General Manager of Business Development for Galapagos Design Group, Inc., an independent digital type foundry that provides type products and font customization services. Prior to April 1999, Mr. Greve served in various capacities with Bitstream, a software development company, including Vice President of Type Operations.

Steven R. Martin. Mr. Martin has served as our Vice President, Engineering and Development since March 2005. From January 2004 until March 2005, Mr. Martin served as the Director of Engineering at Newmarket International, a provider of enterprise software solutions to the global hospitality and entertainment industries. From 1993 until December 2003, Mr. Martin served in various capacities with Nuance Communications, Inc. (previously ScanSoft, Inc.), a software company known for its speech recognition and speech synthesis software, including as Vice President, New Product Development for Nuance’s optical character recognition and imaging division from February 2001 until December 2003. Mr. Martin holds a bachelor’s degree in computer science from Fitchburg State College and a master’s degree in computer science from George Washington University.

John H. McCallum. Mr. McCallum has served as Managing Director, Monotype UK, since January 1995. From May 1993 until December 1994, he served as Operations Director of Monotype UK.

David L. McCarthy. Mr. McCarthy has served as our Vice President and General Manager, OEM Sales since August 2006. He served as our Vice President and General Manager, Printer Imaging between November 2004 and August 2006. From September 2002 until November 2004, Mr. McCarthy served as the Vice President and General Manager, Printer Imaging at Agfa Monotype. From November 1999 until September 2002, Mr. McCarthy served as Vice President, OEM Sales at Agfa Corporation. From December 1997 until October 1999, Mr. McCarthy served in various capacities with Agfa Corporation. Mr. McCarthy has been with us and our predecessors since March 1990.

Patricia J. Money. Ms. Money has served as our Vice President, Human Resources since August 2006. From November 2004 until August 2006 she served as our Human Resources Director. From January 2001 until November 2004 she served as Human Resources Director at Agfa Monotype and from March 2000 until December 2000 she served as Human Resources Manager at Agfa Corporation. Ms. Money holds a bachelor’s degree in business administration from the University of Memphis.

Jack P. Murphy. Mr. Murphy has served as our Vice President and Chief Technologist since March 2008. From June 2005 until March 2008 he served as our Vice President, Research and Development. From November 2004 until June 2005 he served as our Director, Engineering Display Imaging. From September 2002 until November 2004, he served as Director, Engineering Display Imaging at Agfa Monotype. From October 1998 until September 2002 he served as Director, New Enterprises at Agfa Monotype. From September 1993 until October 1998, he served as Engineering Manager at Agfa Corporation. Mr. Murphy holds a bachelor’s degree in electrical engineering and a master’s degree in business administration from Northeastern University.

Christopher J. Roberts. Mr. Roberts has served as our Vice President, Marketing, since September 2007. From October 2002 until September 2007, he served as our Director of Marketing. From February 2001 until October 2002, he served as Marketing Manager, Creative Professional Division North America. From October 1999 until December 2000, he served as Marketing Programs Manager for Cambridge SoundWorks, a manufacture and distributor of consumer electronics. From January 1999 until October 1999, he served as Senior Market Development Manager for Bose Corporation, a manufacture and distributor of consumer electronics. From August 1991 until January 1999, he held various senior marketing roles for Meinrad LP, a market research firm. Mr. Roberts holds a bachelor’s degree in business administration from Saint Michael’s College and a master’s degree in business administration from Clarkson University.

Frank Wildenberg. Mr. Wildenberg has served as the Managing Director of Linotype, since September 2006. From December 2005 until September 2006, he served as Director, Sales & Marketing of Linotype.

From October 2001 until November 2005, Mr. Wildenberg served as Division Manager at Fredenhagen GmbH & Co. KG, a provider of automated materials handling systems. Mr. Wildenberg holds a degree in engineering from Technische Hochschule Darmstadt (University of Darmstadt) in Germany and holds a master’s degree in business administration from EAE—Escuela de Administration de Empresas (EAE Business School) in Barcelona, Spain.

Robert M. Givens. Mr. Givens has served as a member of our board of directors since we were acquired by TA Associates from Agfa Corporation in November 2004 and has served as Chairman of the board of directors since November 2006. From November 2004 until December 2006, Mr. Givens served as our President and Chief Executive Officer. From October 1988 until November 2004, Mr. Givens served in various capacities with Agfa Corporation and, beginning in 2000, as President of Agfa Monotype. From September 1975 until it was acquired by Agfa Corporation in 1988, Mr. Givens was employed by Compugraphic Corp. He co-founded the Font Technologies division of Compugraphic Corp. with Mr. Shaw in October 1986. Mr. Givens holds a bachelor’s degree in biology from Millikin University and a master’s degree from Indiana University in higher education/student personnel.

A. Bruce Johnston. Mr. Johnston has served as a member of our board of directors and as Chairman of the board of directors since we were acquired by TA Associates from Agfa Corporation in November 2004 until November 2006. Mr. Johnston was employed at TA Associates, a private equity firm, from June 1992 until September 1999. From September 1999 until September 2001, Mr. Johnston served as President of idealab! Boston, a technology incubator. In September 2001, Mr. Johnston rejoined TA Associates and has served as Managing Director since then. Mr. Johnston received a bachelor’s degree in electrical engineering from Duke University and a master’s degree in business administration from Pennsylvania State University.

Roger J. Heinen, Jr. Mr. Heinen has served as a member of our board of directors since September 2006. Mr. Heinen has been a Venture Partner at Flagship Ventures, a venture capital firm, since April 2000. He is currently a director of Progress Software Corporation, which markets and supports application development and management, and several private companies, including Black Duck Software, a developer of software intellectual property compliance solutions. From January 1993 until March 1996, Mr. Heinen was a Senior Vice President in the Developer Division of Microsoft Corporation. From December 1989 until January 1993, he served as Senior Vice President of Apple Computer’s Software Division. Mr. Heinen received a bachelor’s degree in computer science from Worcester Polytechnic Institute, a S.E.P. from Stanford University, and a PhD, Hon. from Worcester Polytechnic Institute.

Pamela F. Lenehan. Ms. Lenehan has served as a member of our board of directors since September 2006. Ms. Lenehan has served as President of Ridge Hill Consulting, LLC, a strategy and financial consulting firm, since June 2002. From September 2001 until June 2002, Ms. Lenehan was self-employed as a private investor. From March 2000 until September 2001, Ms. Lenehan served as Vice President and Chief Financial Officer of Convergent Networks, Inc., a manufacturer of switching equipment. From February 1995 until January 2000, she was Senior Vice President, Corporate Development and Treasurer of Oak Industries, Inc., a manufacturer of telecommunications components. Prior to that time, Ms. Lenehan was a Managing Director in Credit Suisse First Boston’s Investment Banking division and a Vice President of Corporate Banking at Chase Manhattan Bank. Ms. Lenehan has also been a member of the board of directors of Spartech Corporation, a processor of engineered thermoplastics, since 2004. Ms. Lenehan received a bachelor’s degree in mathematical economics and a master’s degree in economics from Brown University.

Jonathan W. Meeks. Mr. Meeks has served as a member of our board of directors since we were was acquired by TA Associates from Agfa Corporation in November 2004. Mr. Meeks has been employed at TA Associates, where he currently serves as a Managing Director, since August 1997. He became a Vice

President in December 2000 and was a Principal from December 2003 until December 2006, when he was made a Managing Director. Mr. Meeks received a bachelor’s degree in mathematics from Yale University.

Peter J. Simone. Mr. Simone is currently a Nominee for election to the board of directors and his biographical information is included on page 4.

Board of Directors

The board of directors consists of seven directors. Our certificate of incorporation provides for a classified board of directors consisting of three staggered classes of directors (Class I, Class II and Class III). The members of each of class of our board of directors serve until their successors have been elected and qualified or until the earlier of their resignation or removal. Our board of directors consists of three Class II directors (currently Messrs. Meeks, Shaw and Simone), two Class III directors (currently Mr. Johnston and Ms. Lenehan) and two Class I directors (currently Messrs. Givens and Heinen), whose current terms will expire at the annual meetings of stockholders held in 2008, 2009 and 2010, respectively. A classified board of directors could have the effect of making it more difficult for a third party to acquire control of us.

The board of directors met ten times during 2007 and took action one time by unanimous written consent. In 2007, each of the directors attended at least 80% of the total number of meetings of the board of directors and meetings of the committees of the board of directors of which he or she was a member, with the exception of Mr. Johnston who attended 69% of meetings of the compensation committee, which meets monthly to approve equity award grants.

Executive Sessions of Independent Directors

The board of directors schedules regular executive sessions at each of its regularly scheduled meetings, in which the Company’s non-employee directors meet without management participation. In 2008, executive sessions of the independent directors will be held at least one time following regularly scheduled in-person meetings of the board of directors. These executive sessions will include only those directors who meet the independence requirements promulgated by Nasdaq, and Mr. Johnston will be responsible for chairing these executive sessions.

Independence of Members of the Board of Directors

Messrs. Johnston and Meeks are Managing Directors of TA Associates. Mr. Johnston will continue to serve on our board of directors. Mr. Shaw serves as our President and Chief Executive Officer and as a member of our board of directors. Mr. Givens resigned from his position as our President and Chief Executive Officer on December 31, 2006 but continues to serve as Chairman of the board of directors. Our board of directors has considered the relationships of all directors and, where applicable, the transactions involving them described below under “Certain Business Relationships and Transactions” and determined that none of the directors, with the exception of Messrs. Givens and Shaw, have any relationship that would interfere with the exercise of independent judgment in carrying out his or her responsibility as a director and that each director qualifies as an independent director under the applicable rules of The NASDAQ Global Select Market and the SEC.

Committees of the Board of Directors.

The board of directors has three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. The composition and function of each of our committees complies with the rules of the SEC and The NASDAQ Global Select Market applicable to us. The board of directors has adopted a written charter for each of these committees which may be obtained free of charge by writing to Monotype Imaging Holdings Inc., 500 Unicorn Park Drive, Woburn, Massachusetts 01801, Attention: Chief Financial Officer or by accessing the “Investor Relations” section of the Company’s website (www.monotypeimaging.com). In addition, a copy of the written charter of the audit committee is included as Appendix A to this Proxy Statement.

Audit Committee

Ms. Lenehan and Messrs. Heinen and Simone currently serve on the audit committee. Mr. Meeks served on the audit committee until December 31, 2007 when he was replaced by Mr. Heinen. Mr. Simone serves as chair of the audit committee. The audit committee met eight times during 2007. The audit committee’s responsibilities include, but are not limited to:

•	reviewing and assessing the adequacy of the audit committee charter;

•	evaluating its own performance and reporting the results of such evaluation to our board of directors;

•	appointing, retaining, terminating, approving the compensation of, and evaluating the independence of our independent auditor;

•	overseeing the work of our independent auditor, including through the receipt and consideration of certain reports from the independent auditor;

•	approving all audit and permissible non-audit services, and the terms of such services, to be provided by our independent auditor;

•	reviewing and discussing with management and the independent auditors our annual and quarterly financial statements and related disclosures;

•	meeting independently with our independent auditors;

•	reviewing and coordinating the oversight of our internal control over financial reporting;

•	establishing and overseeing the adequacy of procedures for receipt, retention and treatment of complaints and the submission by employees of concerns regarding accounting or auditing matters;

•	conducting an appropriate review and approval of all related party transactions for potential conflict of interest situations on an ongoing basis;

•	making regular reports to our board of directors; and

•	preparing the audit committee report required by SEC rules to be included in our proxy statements.

Our board of directors has determined that Mr. Simone qualifies as an “audit committee financial expert” as defined under the Exchange Act and the applicable rules of The NASDAQ Global Select Market. In making its determination, our board considered the nature and scope of the experiences and responsibilities that Mr. Simone has previously had with reporting companies and, in the opinion of our board of directors, he does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. All members of the audit committee are independent for audit committee purposes under the applicable rules of the NASDAQ Global Select Market and the SEC.

Our audit committee is also responsible for our policies and procedures for the review, approval and ratification of transactions between ourselves and our directors, director nominees, executive officers, security holders that beneficially own more than 5% of any class of our voting securities, or the immediate family members of any of these persons, or related person transactions, under our written related person transaction approval policy.

A list of related persons is available to our employees and executives who are involved with or familiar with the transactions, contracts or other legal or business arrangements that we have entered into or propose to enter into from time to time. This list is updated and cross-checked periodically to ensure it does not contain parties involved in proposed or ongoing transactions, contracts or other legal or business arrangements with us and will be checked prior to entering into any new transaction, contract or other legal or business arrangement. To the extent that it is determined that we have entered into or may enter into a transaction, contract or other legal or business arrangement (including any modification or addition to an existing contract or arrangement) with a related person, our general counsel is notified.

Prior to our entering into any such transaction or arrangement, our general counsel reviews the applicable rules and determines whether the contemplated transaction or arrangement requires the approval of our board of directors, the audit committee, or both, and any such approvals will be obtained before the transaction may be consummated. No arrangement with a related person may be entered into unless our general counsel has either (i) specifically confirmed in writing that no further approvals are necessary or (ii) specifically confirmed in writing that all requisite corporate approvals necessary for us to enter into such arrangement have been obtained.

In the event that a related party transaction requires both board of directors and audit committee approval, the audit committee will first be asked to consider and vote on the transaction. The audit committee would then make a recommendation to the full board of directors for its consideration before the transaction may be entered into. Prior to our initial public offering, we did not have a related person transactions approval policy comparable to our current policy. For this reason, the transactions described below under “Certain Business Relationships and Transactions” occurring prior to the date of our initial public offering were discussed and approved by our board of directors but not by our audit committee.

Compensation Committee

Ms. Lenehan and Messrs. Johnston and Heinen, each of whom is independent, as defined under the NASDAQ Stock Market listing standards, currently serve on the compensation committee. Ms. Lenehan serves as chair of the compensation committee. The compensation committee met thirteen times during 2007 and took action one time by unanimous written consent in lieu of a meeting. Because no authority has been granted to our president and chief executive officer to make equity grants, the compensation committee meets monthly to approve equity grants to be made to employees upon hire or promotion. The compensation committee’s other responsibilities include, but are not limited to:

•	reviewing and assessing the adequacy of the compensation committee charter;

•	evaluating its own performance and reporting the results of such evaluation to our board of directors;

•	reviewing and discussing with management our executive compensation disclosure included in reports and registration statements filed with the SEC and producing required reports;

•	establishing and reviewing our overall management compensation philosophy and policy;

•	reviewing and approving actions with respect to all of our incentive-based compensation, equity-based compensation, welfare, pension and other similar plans;

•	reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

•	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining the compensation of our chief executive officer;

•	reviewing and recommending to our board of directors the compensation of our other executive officers and those members of management that report directly to our chief executive officer;

•	making regular reports to our board of directors; and

•	reviewing and making recommendations to our board of directors with respect to director compensation, with guidance from our nominating and corporate governance committee.

Nominating and Corporate Governance Committee

Messrs. Givens, Johnston and Simone currently serve on the nominating and corporate governance committee. Mr. Givens serves as chair of the nominating and corporate governance committee. Messrs. Johnston and Simone are independent, as defined under The NASDAQ Stock Market listing standards. The nominating and corporate governance committee met one time in 2007. The nominating and corporate governance committee’s responsibilities include, but are not limited to:

•	reviewing and assessing the adequacy of the nominating and corporate governance committee charter;

•	evaluating its own performance and reporting the results of such evaluation to our board of directors;

•	developing and recommending to our board of directors criteria for board and committee membership and providing guidance to the compensation committee regarding director compensation;

•	reviewing our disclosures concerning our policies and procedures for identifying and reviewing Board nominee candidates;

•	establishing procedures for identifying and evaluating director candidates including nominees recommended by stockholders;

•	identifying individuals qualified to become board members;

•	establishing procedures for stockholders to submit recommendations for director candidates;

•	recommending to our board of directors the persons to be nominated for election as directors and to each of our committees;

•	developing and recommending to our board of directors a set of corporate governance guidelines and code of business conduct and ethics;

•	developing and overseeing a succession plan for our chief executive officer;

•	making regular reports to our board of directors; and

•	overseeing the evaluation of our board of directors, its committees and management.

As described below in the section entitled “Policies Governing Director Nominations,” the nominating and corporate governance committee will consider nominees recommended by stockholders.

For more corporate governance information, you are invited to access the Corporate Governance section of the Company’s website available at http://www.monotypeimaging.com.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee. Mr. Givens, our former President and Chief Executive Officer, served on our compensation committee until November 17, 2006, when he resigned from that committee. None of the current members of our compensation committee has ever been one of our employees.

Policies Governing Director Nominations

Our board of directors is responsible for selecting its own members, but has delegated to the nominating and corporate governance committee the responsibility of identifying suitable candidates for nomination to the board of directors (including candidates to fill any vacancies that may occur) and assessing their qualifications in light of the policies and principles set forth in our corporate governance guidelines and the charter of the nominating and corporate governance committee.

Director Qualifications

In identifying prospective director candidates, the nominating and corporate governance committee may consider all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the prospective director candidate, his or her depth and breadth of business experience or other background characteristics, his or her independence and the needs of the board of directors. This assessment includes consideration of the following minimum qualifications that the nominating and corporate governance committee believes must be met by all directors:

•	directors must be of the highest ethical character and share the values of the Company as reflected in the Company’s Code of Business Conduct and Ethics;

•	directors must have reputations, both personal and professional, consistent with the image and reputation of the Company;

•	directors must have the ability to exercise sound business judgment; and

•	directors must have substantial business or professional experience and be able to offer meaningful advice and guidance to the Company’s management based on that experience.

Process for Identifying and Evaluating Director Nominees

Generally, the nominating and corporate governance committee identifies candidates for director nominees in consultation with other members of the board of directors and management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, the nominating and corporate governance committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the nominating and corporate governance committee and the board of directors. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be helpful in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of board of directors. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the approval by the board of directors as director nominees for election to the board of directors. The nominating and corporate governance committee may also recommend candidates to the board of directors for appointment to the committees of the board of directors.

Procedures for Recommendation of Director Nominees by Stockholders

If you would like the nominating and corporate governance committee to consider a prospective candidate, please submit the candidate’s name and qualifications and other information in accordance with the requirements for director nominations by stockholders in the Company’s By-laws to: Monotype Imaging Holdings Inc., 500 Unicorn Park Drive, Woburn, Massachusetts 01801, Attention: Corporate Secretary. The Corporate Secretary will promptly forward any such nominations to the nominating and corporate governance committee.

All recommendations for nomination of a director candidate must be in writing and include the following:

•	the name and address of record of the stockholder;

•

a representation that the stockholder is a record holder of our securities, or if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Securities Exchange Act of 1934;

•

the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full years of the proposed director candidate;

•

a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications approved by the nominating and corporate governance committee as described above;

•	a description of all arrangements or understandings between the stockholder and the proposed director candidate;

•

the consent of the proposed director candidate (i) to be named in the proxy statement relating to the Company’s annual meeting of stockholders and (ii) to serve as a director if elected at such annual meeting; and

•	any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to SEC rules.

A candidate may also be required to undergo a comprehensive private investigation background check by a qualified company of the Company’s choosing; and a candidate must complete a detailed questionnaire regarding his or her experience, background and independence.

Once the nominating and corporate governance committee receives the nomination of a candidate and the candidate has complied with the minimum procedural requirements above, such candidacy will be evaluated by the nominating and corporate governance committee and a recommendation with respect to such candidate will be delivered to the board of directors.

In addition to these procedures for recommending a director nominee to the nominating and corporate governance committee, a stockholder may propose an individual for election to the board of directors in accordance with the Company’s By-Laws, as described in the “Stockholder Proposals for Annual Meetings” section of this proxy statement.

Communication with Directors

You may contact any of our directors by writing to them c/o Monotype Imaging Holdings Inc., 500 Unicorn Park Drive, Woburn, Massachusetts 01801, Attention: Corporate Secretary. Your letter should clearly specify the name of the individual director or group of directors to whom your letter is addressed. Any communications received in this manner will be forwarded as addressed.

In accordance with the Company’s Code of Business Conduct and Ethics and Audit Committee Complaint Procedures, the Company has arranged for a third-party company to provide a hotline for employees and other interested parties to communicate concerns to the Company’s management. Information submitted through the hotline will be forwarded to our board of directors or audit committee in compliance with these policies. The hotline phone number for calls made from the U.S. is (800) 826-6762. The numbers to be used for calls made outside of the U.S. are set forth in our Code of Business Conduct and Ethics which can be viewed by accessing the “Investor Relations” section of the Company’s website (www.monotypeimaging.com). Concerns can be reported anonymously, if the caller chooses.

Policy Governing Director Attendance at Annual Meetings of Stockholders

The Company’s policy is that all directors are encouraged to attend annual meetings of stockholders. This is the Company’s first Annual Meeting since we consummated our initial public offering on July 24, 2007.

Certain Business Relationships and Transactions

All related party transactions are reviewed pursuant to our related person transaction approval policy, and reported to and, if required, approved by, our board of directors or audit committee, as applicable. Please see page 9 for additional information regarding our related person transaction approval policy, under the heading “Audit Committee.” The term “related party transactions” refers to transactions required to be disclosed in our filings with the SEC pursuant to Item 404 of Regulation S-K.

Upon the closing of our initial public offering in July 2007, we immediately repaid approximately $9.7 million to investment funds affiliated with TA Associates, Inc. and our other preferred stockholders, including Messrs. Givens and Shaw, Ms. Arthur, Messrs. Seguin, Dewitt, Greve, McCallum, McCarthy, Ms. Money and Mr. Murphy, each a director/officer of the Company, to redeem all of the shares of redeemable preferred stock that were issued and outstanding immediately following the conversion of our convertible preferred stock. The conversion of the convertible preferred stock occurred upon the closing of the initial public offering. Investment funds affiliated with TA Associates, Inc. received approximately $8.6 million of the $9.7 million upon the redemption of the redeemable preferred stock. Messrs. Givens and Shaw, Ms. Arthur, Messrs. Seguin, Dewitt, Greve, McCallum, McCarthy, Ms. Money and Mr. Murphy received approximately $128,866, $128,866, $20,314, $12,675, $19,836, $2,480, $14,877, $50,863, $9,589 and $12,398, respectively, upon the redemption of the redeemable preferred stock.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that is applicable to all employees, including our Chief Executive Officer and all senior financial officers. The Company has posted the Code on its website and intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K by posting such information on its website. A copy of the Code may be obtained free of charge by accessing the “Investor Relations” section of the Company’s website (www.monotypeimaging.com) or by writing to Monotype Imaging Holdings Inc., 500 Unicorn Park Drive, Woburn, Massachusetts 01801, Attention: Chief Financial Officer. The Company intends to disclose any amendment to or waiver of a provision of the Code of Business Conduct and Ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on its website available at http://www monotypeimaging.com.

IV. STOCK OWNERSHIP AND OTHER INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of March 25, 2008: (i) by each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) by each director of the Company; (iii) by each executive officer of the Company named in the Summary Compensation Table set forth below under “Executive and Director Compensation”; and (iv) by all directors and executive officers of the Company as a group.

Percentage ownership calculations are based on 34,322,119 shares outstanding as of March 25, 2008.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned	Percentage
TA Associates Funds (2)	17,137,186	49.9%
D.B. Zwirn Special Opportunities Fund, L.P. (3)	764,800	2.2
Douglas J. Shaw (4) +	926,984	2.7
Jacqueline D. Arthur (5) +	223,334	*
John L. Seguin (6) +	240,294	*
Janet M. Dunlap (7)	25,625	*
David L. McCarthy (8) +	317,071	*
Robert M. Givens (9)	663,352	1.9
A. Bruce Johnston (10)	17,137,186	49.9
Roger J. Heinen, Jr. (11)	22,500	*
Pamela F. Lenehan (12)	22,500	*
Jonathan W. Meeks (13)	17,137,186	49.9
Peter J. Simone (14) +	49,632	*
All executive officers and directors as a group (20 persons) (15)	20,154,670	58.7%

*	Represents less than 1% of the outstanding shares of common stock.
+	The executive officer or director has implemented a 10b5-1 trading plan under which shares of the Company’s common stock may be sold from time to time. In addition, Messrs. Martin, Dewitt, Roberts, Greve, Murphy and McCallum and Ms. Money, each an executive officer of the Company, has implemented a 10b5-1 trading plan under which shares of the Company’s common stock may be sold from time to time.
(1)	Except as otherwise indicated, addresses are c/o Monotype Imaging Holdings Inc., 500 Unicorn Park Drive, Woburn, MA 01801. The address of TA Associates and Messrs. Johnston and Meeks is c/o TA Associates, Inc., John Hancock Tower, 56th Floor, 200 Clarendon Street, Boston, MA 02116. The address of D.B. Zwirn Special Opportunities Fund, L.P. is D.B. Zwirn & Co., L.P., 745 Fifth Avenue, 18th Floor, New York, NY 10151.
(2)	The amount shown reflects the aggregate number of shares of common stock held by TA IX L.P., TA/Atlantic and Pacific IV L.P., TA Strategic Partners Fund A L.P., TA Strategic Partners Fund B L.P., TA Investors II, L.P. and TA Subordinated Debt Fund, L.P. (collectively, the “TA Associates Funds”).

Investment and voting control of the TA Associates Funds is held by TA Associates, Inc. No stockholder, director or officer of TA Associates, Inc. has voting or investment power with respect to our shares of common stock held by the TA Associates Funds. Voting and investment power with respect to such shares is vested in a four-person investment committee consisting of the following employees of TA Associates: Messrs. A. Bruce Johnston, Roger B. Kafker, C. Kevin Landry and Jonathan W. Meeks. Mr. Johnston is a Managing Director of TA Associates, Inc., the manager of the general partner of TA IX L.P. and TA Subordinated Debt Fund L.P., the general partner of the general partner of TA/Atlantic and Pacific IV, L.P., TA Strategic Partners Fund A L.P. and TA Strategic Partners Fund B L.P., and the general partner of TA Investors II, L.P.

(3)

Investment and voting control of D.B. Zwirn Special Opportunities Fund, L.P. is held by its manager, D.B. Zwirn & Co., L.P., a Delaware limited partnership. The general partner of D.B. Zwirn & Co., L.P. is

DBZ GP, LLC, a Delaware limited liability company. The managing member of DBZ GP, LLC is Zwirn Holdings, LLC, a Delaware limited liability company. Daniel B. Zwirn is the managing member of Zwirn Holdings, LLC. Each of DBZ, GP, LLC, Zwirn Holdings, LLC and Daniel B. Zwirn may be deemed to share voting and investment power with respect to the shares held by D.B. Zwirn Special Opportunities fund, L.P. Each of D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC and Daniel B. Zwirn disclaims beneficial ownership of shares of common stock of the Company owned by D.B. Zwirn Special Opportunities Fund, L.P.

(4)	The amount shown includes 118,637 shares of restricted stock and 112,000 shares subject to options that are immediately exercisable or exercisable within 60 days of March 25, 2008.
(5)	The amount shown includes 41,250 shares of restricted stock and 31,710 shares subject to options that are immediately exercisable or exercisable within 60 days of March 25, 2008. Also includes 23,784 shares of our common stock held by Andrew and Russell Young, Ms. Arthur’s sons, over which she has voting or investment power.
(6)	The amount shown includes 29,659 shares of restricted stock and 85,425 shares subject to options that are immediately exercisable or exercisable within 60 days of March 25, 2008.
(7)	The amount shown includes 25,625 shares subject to options that are immediately exercisable or exercisable within 60 days of March 25, 2008.
(8)	The amount shown includes 39,546 shares of restricted stock and 27,082 shares subject to options that are immediately exercisable or exercisable within 60 days of March 25, 2008.
(9)	The amount shown includes 70,000 shares subject to options that are immediately exercisable or exercisable within 60 days of March 25, 2008.
(10)	Mr. Johnston is a Managing Director of TA Associates and may be considered to have beneficial ownership of TA Associates’ interest in us. Mr. Johnston disclaims beneficial ownership of all such shares. See Note 2 above.
(11)	The amount shown includes 22,500 shares subject to options that are immediately exercisable or exercisable within 60 days of March 25, 2008.
(12)	The amount shown includes 22,500 shares subject to options that are immediately exercisable or exercisable within 60 days of March 25, 2008.
(13)	Mr. Meeks is a Managing Director of TA Associates and may be considered to have beneficial ownership of TA Associates’ interest in us. Mr. Meeks disclaims beneficial ownership of all such shares. See Note 2 above.
(14)	The amount shown includes 33,750 shares of restricted stock.
(15)	The amount shown includes the beneficial ownership of Messrs. Shaw, Seguin and McCarthy and Mses. Arthur and Dunlap, Messrs. Braverman, DeWitt, Greve, Martin, Roberts, McCallum, Murphy and Wildenberg and Ms. Money, and Messrs. Givens, Johnston, Meeks, Heinen and Simone and Ms. Lenehan. The amount shown includes 335,153 shares of restricted stock and 560,191 shares subject to options that are immediately exercisable or exercisable within 60 days of March 25, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires persons who are officers of the Company as defined by Section 16, directors of the Company and persons who own more than 10% of a registered class of the Company’s equity securities (collectively, “Insiders”) to file reports of ownership and changes in ownership with the SEC and one national securities exchange on which such securities are registered. In accordance with Rule 16a-3(c) under the Exchange Act, the Company has designated NASDAQ as the national securities exchange with which reports pursuant to Section 16(a) of the Exchange Act need to be filed. Insiders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on a review of copies of such reports and written representations that no other reports were required during the fiscal year ended December 31, 2007, all filing requirements applicable to the Insiders were timely satisfied, with the exception of the following: Mr. Johnston was required to file a Form 3 under Section 16(a) as of July 24, 2007 and such filing was not made until July 25, 2007.

V. EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

What are our compensation philosophy and goals?

We believe that our Company’s success is largely dependent on the efforts of experienced and talented executives. The goals of our compensation program are to attract and retain individuals experienced in the text imaging and high technology industry who can contribute to our long-term success, to motivate and reward high levels of performance, to foster a shared commitment among our executive officers to the success of our business by establishing consistent company and individual goals and to align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value.

We seek to maintain total compensation levels that we believe will be perceived by both our executive officers and our stockholders as fair and equitable and rely on the following principles to guide our executive compensation decisions:

•	Provide fair and equitable cash compensation to our executive officers that is targeted at the 50th percentile for the market;

•

Pay cash compensation to our executive officers that is based on company and individual executive officer performance with respect to an executive officer’s overall performance and pre-determined goals that directly or indirectly influence stockholder value, which may result in actual cash compensation that is higher or lower than the 50th percentile for the market;

•

Provide total compensation to our executive officers, including equity ownership to align the interests of our executive officers with the interests of our stockholders, that is targeted between the 50th and 75th percentile for the market; and

•	Offer a comprehensive benefits package to our executives that is the same as that provided to all full-time employees.

We determine the appropriate allocation between current and long-term incentive compensation, with a goal of weighting the allocation towards compensation related to individual and company performance. The goals for our Company and individuals are established so that target attainment is not assured and payment for performance at or above target levels will require our executive officers to perform at a high level by producing significant results, achieving challenging targets and devoting their full time and attention to our business. The individual performance objectives of our executive officers are developed based on our annual company objectives in order to ensure that success of our executive officers is appropriately linked to the overall success of the Company.

We do not believe that the compensation of our executive officers should be structured so that significant compensation that may be derived from one component of compensation negates or offsets compensation from other components. We determine the allocation of an executive officer’s overall compensation among each compensation component based on our analyses of market compensation data for other companies in our industry and geographic market, as appropriate, our recruiting and retention goals, our view of internal equity and consistency and other considerations we deem relevant, such as extraordinary performance.

Who is responsible for determining the compensation of our executive officers?

Our compensation committee, comprised entirely of independent, non-employee directors, oversees the development of our compensation plans and policies for executive officers and annually reviews and approves all executive officer compensation to determine whether it provides adequate and competitive incentives and motivation to our executive officers. The compensation committee also administers our 2004 Option Plan and our 2007 Option Plan and approves equity awards pursuant to our written equity award grant policy. The 2004 Option Plan, 2007 Option Plan and equity award grant policy are described further below. Our compensation committee charter outlines the responsibilities of the compensation committee and will be reviewed and revised periodically by the compensation committee and the board of directors.

The compensation committee assesses the performance of the Company and our executive officers in part based on achievement of pre-determined financial targets and on pre-determined personal performance objectives that are established, with respect to our president and chief executive officer, by the compensation committee and, with respect to our other executive officers, by our president and chief executive officer, together with the executive officer’s supervisor, if applicable. The members of the compensation committee may, however, use, and in the past have used, their judgment and discretion in making compensation decisions that support our compensation objectives and align with our compensation principles, as discussed in more detail below.

Our compensation committee relies on information provided by management with respect to the performance of our executive officers. Our president and chief executive officer is responsible for reviewing the performance of his direct and indirect reports with the committee and recommending base salary increases and payments under the prior year’s cash incentive plans. These recommendations are based, in part, on self assessments performed by our executive officers, the executive officers’ annual performance evaluation, including achievement of pre-determined personal performance objectives, information from our directors regarding the performance of any executive officer who interacts with the board of directors, and data provided to the president and chief executive officer by our human resources department regarding current pay programs and equity grant information. For each executive officer other than himself, the chief executive officer also determines applicable individual financial and non-financial performance goals for the upcoming year and recommends to the compensation committee appropriate bonus targets and equity awards.

In 2007, the compensation committee retained DolmatConnell & Partners, an independent compensation consulting firm, to advise the compensation committee on the structure of our on-going long-term equity incentive program and to evaluate and make recommendations on the overall compensation of our executive officers, particularly in relationship to other companies in our industry and geographic market. DolmatConnell & Partners also assists the compensation committee on an ongoing basis to review and assess our compensation relative to competitive compensation practices.

What information do we review when determining executive compensation?

In order to make compensation decisions with respect to our executive officers for 2007 and 2008, our compensation committee considered the following data:

•	Compensation reports prepared by the compensation committee’s independent compensation consultant analyzing the compensation of our executive officers in relationship to certain other companies.

For 2007, we benchmarked total cash compensation of our executive officers to the following peer group of private and public software companies with revenue ranging from $20 million to $100 million that were located in the region of our corporate headquarters and which were recommended by our human resources department and approved by the compensation committee based upon data provided by The Survey Group:

Charles River Development	DTC Communications Inc.	eScription, Inc.
MIB Group, Inc.	Microwave Radio Communications	Moldflow Corporation
m-Qube, Inc.	NetScout Systems, Inc.	Network Engines
P&H Solutions, Inc.	Upromise	Viisage Technology
Watchfire

For 2008, we benchmarked total compensation of our executive officers to the following peer group, revised by the compensation committee, working with DolmatConnell & Partners, to include public companies in the digital media industry with revenue ranging from $20 million to $200 million, reflecting our current revenue and initial public offering in July 2007:

Audible, Inc.	Bitstream, Inc.	Bottomline Technologies, Inc.
Digimarc Corporation	DivX, Inc.	DTS, Inc.
Interwoven, Inc.	Merge Technologies, Inc.	Mobius Management Systems, Inc.
Phase Forward Inc.	Phoenix Technologies, LTD	Pixelworks, Inc.
Sonic Solutions	Vignette Corporation

The list of companies included in our peer group will be reviewed annually by our compensation committee.

•	Executive compensation survey data collected and analyzed by our human resources department.

•

Tally sheets prepared by our human resources department, with oversight by DolmatConnell & Partners, which included base salary, cash incentive compensation, value of employee benefit programs, severance and change-in- control payments and value of equity grants based on assumptions regarding the growth in the value of our common stock over a five year period.

•	With respect to our president and chief executive officer, data relating to the satisfactory completion of his personal performance objectives for 2007.

•

With respect to our other executive officers, the recommendations of our president and chief executive officer and human resources department regarding the executive’s satisfactory completion of his or her personal performance objectives and overall job performance.

What are the components of our executive compensation program, why do we use these components and how are they determined?

All of our named executive officers were compensated under the same policies in 2007, with the exception of Mr. McCarthy who participated in our Sales Compensation Plan. All of our named executive officers will be compensated under the same policies in 2008.

Base Salary.

What: Base salary is fixed cash compensation for the executive officer’s standard job duties and responsibilities.

Why: We believe that competitive base salaries allow us to attract and retain employees who can contribute to our long-term success in light of the competitive labor market in which we compete for the services of executive officers.

How determined: The compensation committee annually determines base salaries after reviewing factors such as each executive officer’s responsibilities, prior experience, performance in meeting objectives, ability to create a culture of cooperation, integrity and trust and the anticipated value of his or her impact on our success. Based on the assessment of the executive officer’s performance relative to these factors, an executive officer’s base salary is then benchmarked against executive compensation of our peer group companies to determine if compensation is appropriate and competitive. Any mid-year adjustment or material increase in an executive officer’s compensation is generally based only on a promotion, a substantial increase in the officer’s responsibilities or a determination that a market adjustment is required to retain a key employee and, in each case, is approved by our compensation committee.

Cash Incentive Compensation.

What: Our executive officers have the ability to receive annual cash incentive payments. In 2007, all of our named executive officers, with the exception of Mr. McCarthy, participated in our 2007 Executive Compensation Plan. Mr. McCarthy participated in our 2007 Sales Compensation Plan. In 2008, all of our executive officers will participate in our 2008 Executive Compensation Plan.

Why: We believe that a substantial portion of our executive officer’s annual cash compensation should be in the form of cash incentives to achieve our objective of holding executives accountable for company performance and rewarding successful business results and increased stockholder value. We believe that compensating our executive officers upon the achievement of key corporate financial objectives and individual performance objectives, including product development, customer initiatives and product and process improvements and innovations, effectively links individual contributions to overall business performance. In the case of Mr. McCarthy, we believe that linking his incentive compensation directly to revenue better aligns his incentive compensation with the roles and responsibilities of his position.

How determined: Payment of annual amounts under our 2007 Executive Compensation Plan and 2008 Executive Compensation Plan are based upon the satisfaction of company financial objectives as well as the executive officer’s performance, including the satisfactory completion of pre-determined individual objectives. The payment of amounts under our 2007 Sales Compensation Plan is based on the achievement of pre-determined revenue targets and pre-determined specific account goals. The annual objectives of our president and chief executive officer are determined by our compensation committee. The annual objectives of our other executive officers are determined by the president and chief executive officer, together with the executive officer’s supervisor, as applicable.

The satisfaction of company financial objectives is determined by the board of directors. The individual performance of our president and chief executive officer is determined by the compensation committee. The performance of our other executive officers is determined by our president and chief executive officer, together with the executive officer’s supervisor, as applicable. No discretion has been or may be exercised by the president and chief executive officer, our compensation committee or our board of directors, as applicable, in determining whether quantitative personal performance objectives have been satisfied because these goals are objective. Discretion has been and may be exercised in determining the relative significance of an executive officer’s non-quantitative performance objectives, as well as in determining whether any of these objectives that cannot be definitively measured have been satisfied. In accordance with its charter, our compensation committee may consider in the future whether we should implement a policy to permit adjustment or recovery of a cash incentive award in the event a quantitative performance measure is restated in a manner that would reduce the size of an award otherwise payable to an executive officer.

Equity Compensation.

What: All of our named executive officers and most of our employees have received stock option grants or restricted stock awards under the 2004 Option Plan. Employees located in the U.S. or the UK, and certain management employees located in other jurisdictions, that were hired and, in the case of management employees, promoted since our initial public offering have received an option grant under the 2007 Option Plan. All awards granted to our executive officers are subject to time-based vesting with 25% of the shares vesting on the first anniversary of the grant date or hire date, whichever is earlier, and the remaining shares vesting quarterly over the following three years. As of December 31, 2007, our named executive officers and their family members held of approximately 5.6% of our common stock, on a fully diluted basis, including all shares subject to outstanding options.

Why: We believe that for growing companies in the technology sector, equity awards are a significant motivator in attracting and retaining employees. Equity awards also help to align the interests of our executive officers and employees with those of our stockholders because they create an ownership culture where the value received by the recipient is based on the growth of the stock price, incentivizing them to work hard to increase our stock price and maximize stockholder value. We have designed our equity grants and awards to include time-based vesting provisions to encourage long-term performance and reward longevity with and commitment to us. We do not currently have any stock ownership guidelines for our executive officers, but the compensation committee may consider in the future whether these requirements are appropriate.

How determined: All equity award determinations are made by our board of directors or compensation committee. No discretion has been granted to our president and chief executive officer to make any equity awards. As a result, our compensation committee meets monthly to approve equity awards. We grant equity incentive awards to our employees generally upon the commencement of their employment or, with respect to our executive officers, upon a promotion. We generally consider on an annual basis whether additional grants to employees are necessary for our employees to maintain appropriate levels of equity ownership in the Company and how much retention potential the Company has given the degree of unvested equity. Generally these additional grants are made following an analysis of the levels of equity grants and the degree of equity ownership of the executive officers of our peer group, a review of internal existing equity allocations, the degree to which existing awards have become vested and the anticipated future contribution by the executive officer to the growth of the Company. We acknowledge that, from year to year, the total compensation of our executive officers compared to the executive officers of our peer group may vary based on the stock price volatility among our peer group and the performance of our stock compared to the stock price of our peer group.

While we have not implemented a policy for determining the appropriate allocation between cash and non-cash compensation for our employees, historically we have allocated a greater percentage of an employee’s total compensation to equity compensation as he or she becomes more senior in our organization. We have historically provided our executive officers with equity incentive awards to provide appropriate market competitive compensation levels, consistent with our articulated strategy, in order to retain them and provide us with greater stability in our management.

We grant equity awards to our executive officers under our written equity award grant policy. All grants are made at fair market value and calculated based on our closing market price on the grant date. While our 2007 Option Plan permits the granting of equity awards at any time, our equity grant policy provides that we will generally only grant equity awards on a regularly scheduled basis, as follows:

•

Grants made in conjunction with the hiring of a new employee or the promotion of an existing employee will be made following the hire date or the promotion date on the 15th day of the month, or on the next trading day, if the 15th is not a trading day, and

•

Grants made to existing employees other than in connection with a promotion will be made, if at all, on an annual basis and will generally be made effective on the third day following the filing of our Annual Report on Form 10-K, unless the approval of the grant occurs after such date, in which case it will be effective on the date the grant is approved.

Post-Employment Benefits.

What: Certain of our executive officers, including all of our named executive officers, have employment agreements that provide them with severance payments and benefits in the event we terminate their employment without cause or the executive officer terminates his or her employment for good reason. See “—Discussion of Compensation and Grants of Plan-Based Awards” and “—Potential Payments upon Termination or Change-in-Control” for a discussion of the terms of these agreements, including the definition of cause and good reason. We also have a Severance Pay Plan that benefits all employees, including our named executive officers, and provides for continuation of salary and benefits depending on the length of service with us. Any payment made to a named executive officer under his or her employment agreement is reduced by amounts paid under the Severance Pay Plan.

Why: We believe that post-employment benefits allow us to attract and retain an appropriate caliber of talented professionals in key positions by providing compensation in the event of an unexpected termination of employment, which contributes to our overall business performance. In addition, the employment agreements provide that, in the event an executive officer terminates his or her employment relationship with us without good reason, the executive officer forfeits any pro-rated portion of his or her non-equity incentive compensation, and will be prevented from competing with us for up to two years, thus aligning the individual’s interests with our business objectives.

How determined: The provisions of each severance agreement are determined by the compensation committee based on market trends and practices and are set at competitive levels based on industry practice.

Benefit Plans.

What: Our employee benefits include a 401(k) matching program, a 401(k) profit sharing contribution, life and disability insurance, travel and accident and optional health, dental and supplemental life insurance coverage. The optional health and dental benefits require cost sharing for all employees, including executive officers, and supplemental life insurance is fully paid by any employee electing that benefit. We reimburse our employees whose responsibilities entail frequent travel, which includes all of our executive officers, for memberships in a limited number of airline programs that provide access to airport lounges and other amenities. We also offer a tuition reimbursement program, which encourages the ongoing growth and development of all employees.

Why: We believe in creating a cooperative environment in which all employees are committed to us and motivated to meet our business objectives. To that end, there are no additional benefits or perquisites that are available to the named executive officers that are not also available to all of our employees. Attracting and retaining our executive officers and other employees contributes to our overall business performance.

How determined: To ensure that the benefits offered to our employees remain competitive with the market, our human resources department reviews information regarding benefit programs for technology companies and for companies in the specific geographic markets where we operate.

What were the results of the decisions made with respect to executive compensation for 2007?

•	Our compensation committee approved base salary increases from 2006 to 2007 which were deemed to be competitive and consistent with the performance of the executive team and general market conditions.

•

In February, 2008, our board of directors preliminarily determined that, subject to receipt of audited financial statements, we had reached at least 110% of our company financial performance target of $43.8 million of EBITDA, as adjusted for certain add-backs and exclusions as approved by the board of directors, under our 2007 Executive Compensation Plan. Subject to this determination by our Board of Directors, our compensation committee determined the annual payment amounts to be made to each executive officer under these plans based on the performance of the executive officer, including the satisfaction of pre-determined individual performance goals. In the event the Board subsequently determines that such company financial goals were not met, the executive officers shall be obligated to re-pay any excess cash bonus paid, with such excess amount to be determined by the compensation committee.

In determining payment to our president and chief executive officer under the 2007 Executive Compensation Plan, the compensation committee considered our significant overachievement of our financial targets, the successful completion of our initial public offering, the stability and performance of the executive management team and the continuing growth of our business, particularly during a leadership transition period.

In determining payment to our named executive officers, other than the president and chief executive officer, the compensation committee considered the recommendation of the president and chief executive officer with respect to the satisfaction by the named executive officer of his or her personal performance objectives and overall performance in 2007. Ms. Arthur’s cash bonus payment was substantially based on her management of our initial public offering and the building of a public company finance department, capable of meeting the demands of an international organization. Mr. Seguin’s cash bonus payment under the plan was substantially based on the significant overachievement of our financial targets and the continuing growth in sales of text solutions to emerging consumer electronics customers. Ms. Dunlap’s cash bonus payment was substantially based on her contributions to the completion of our initial public offering and management as a public company, including the organization of our internal legal processes. Finally, Mr. McCarthy’s bonus was based on the achievement of specific pre-determined revenue targets and the continuing revenue growth for our OEM business.

Neither our board of directors or compensation committee had discretion under our 2007 Executive Compensation Plan to grant an executive officer an aggregate incentive compensation payment that exceeded 60% of the executive officer’s base salary.

•

Other than equity awards that were made to new hires or made in connection with a promotion, no equity awards were granted to our executive officers in 2007. No equity awards were made to any of our named executive officers in 2007.

What decisions did we make with respect to executive compensation for 2008?

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In 2007, the base salary for our executive officers was determined to be, on average, at the 25th to the 50th percentile of our current peer group of companies. Based on this information, the compensation committee determined that in order to satisfy our goal of targeting cash compensation at the 50th percentile of our peer group, base salaries needed to be adjusted over time, with a target of having all executive officers at the 50 th percentile of our peer group by 2010. The committee also considered factors such as the overall performance and effectiveness of the executive officer during 2007, the achievement of specific personal performance objectives, specific departmental achievements that were directly attributable to the executive and the executive officer’s contribution to the achievement of our strategic goals, but did not consider any information contained in the tally sheets reviewed by the committee. Thus, while we historically have sought to increase base salaries by approximately 4% company-wide, based on the data applicable to our peer group and performance factors applicable to individual executive officers, the base salary of certain executive officers increased by a higher percentage than in prior years. In 2008, the base salary for Messrs. Shaw, Seguin and McCarthy and Mses. Arthur and Dunlap is $270,000, $240,625, $200,096, $226,800, and $216,269, respectively. This represents a base salary increase for each such named executive officer of 8%, 6.9%, 4%, 8% and 5.7%, respectively.

•	Our board of directors approved a company target bonus that we believe is moderately difficult to achieve, although we have never failed to satisfy our financial targets in prior years.

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Our compensation committee approved the 2008 Executive Compensation Plan which includes a target bonus amount for all executive officers of 40% of the executive officer’s base salary. The payment to be made to an executive officer will be based on the satisfaction of our financial performance objectives and the satisfaction of individual performance objectives. The aggregate amount that may be paid to an executive officer is capped at 60% of such executive officer’s base salary unless we exceed 105% of our financial objectives. If we exceed 105% of our financial objectives, there is no cap on the amount that may be paid to an individual executive officer, but the aggregate amount that may be paid to all executive officers is capped at $1.5 million. Incentive compensation under the 2008 Executive Compensation Plan is intended to pay cash compensation to our executive officers that exceeds the 50th percentile of the market if the Company significantly exceeds expectations.

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Our compensation committee approved equity awards in the form of non-qualified stock options to our executive officers. These awards are designed to retain our executive officers and to motivate them to achieve long-term revenue growth. These awards align the interests of our executive officers with those of our stockholders, creating an ownership culture where the value received by the recipient is based on the growth of the Company, as reflected in an increase of the value of our common stock. Our goal is that the grant value of these equity awards will cause the overall compensation of our executive officers to move towards the 75th percentile of the market if the Company significantly exceeds its established performance expectations.

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Our compensation committee approved the 2008 personal performance objectives of our president and chief executive officer and our president and chief executive officer approved the 2008 personal performance objectives of our other executive officers, together with the executive officer’s supervisor, as applicable. Our executive incentive cash compensation plans do not weight the relative importance of the individual performance objectives of our executive officers at the time such objectives are determined, but gives the compensation committee flexibility to make overall bonus determinations in a manner that aligns the executive officer’s compensation with the evolving nature of our business. Generally more weight has been given to objectives that are closely tied to the primary job responsibility of the executive officer and for which the executive officer will have significant responsibility for delivering results. The committee may, however, in the future consider whether to more explicitly tie portions of the annual cash bonuses to specific performance objectives.

Compensation Earned

The following table summarizes the compensation earned during 2006 and 2007 by our principal executive officer, our principal financial officer and our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2007 and whose total compensation exceeded $100,000. We refer to these individuals as our named executive officers.

Summary Compensation Table—2006 and 2007

Name and Principal Position	Year	Salary			Option Awards (2)		Non-Equity Incentive Plan Compensation (3)		All Other Compensation (4)		Total
Douglas J. Shaw, Chief Executive Officer, President and Director	2007 2006	$ $	250,000 209,640		$ $	160,792 47,005	$ $	125,000 187,576	$ $	21,114 20,472	$ $	556,906 464,693

Jacqueline D. Arthur, Senior Vice President, Chief Financial Officer and Treasurer	2007 2006	$ $	210,000 192,400		$ $	120,155 22,606	$ $	88,200 88,504	$ $	21,024 20,929	$ $	439,379 324,439

John L. Seguin, Executive Vice President	2007 2006	$ $	225,000 200,005		$ $	136,587 37,384	$ $	94,500 126,595	$ $	19,263 282,960	$ $	475,350 646,944

Janet M. Dunlap, General Counsel and Secretary	2007 2006	$ $	204,600 53,846	(1)	$ $	86,855 22,440	$ $	98,208 24,771	$ $	27,428 3,614	$ $	417,091 104,671

David L. McCarthy, Vice President and General Manager, OEM Sales	2007 2006	$ $	192,400 178,825		$ $	14,006 7,052	$ $	12,000 85,628	$ $	66,172 54,177	$ $	284,578 325,682

(1)	Ms. Dunlap joined the Company on September 25, 2006.
(2)	We did not grant any equity awards to our named executive officers during 2007. The amounts reflect the share based compensation expense recorded in the applicable year in connection with share based awards held by the executive officers. Options to purchase shares of common stock were granted at fair market value on the date of grant, in accordance with SFAS No. 123 (revised 2004), Share Based Payment. The fair value is estimated based on the Black-Scholes option pricing model. Under the terms of the stock option agreements, 25% of the shares vest on the first anniversary of the grant date and the remaining shares vest quarterly over the following 3 years.
(3)	All non-equity incentive plan compensation was made pursuant to awards under our 2007 Executive Compensation Plan which were both awarded and earned in 2007.
(4)	The “All Other Compensation” column includes the following compensation:

Name	Year	401(k) Matching Program	Profit Sharing Program	Life Insurance Policy Premium	Accidental Death and Dismemberment Policy Premium	Other
Douglas J. Shaw	2007	$13,500	$6,750	$756	$108	$—
	2006	$13,200	$6,600	$588	$84	$—

Jacqueline D. Arthur	2007	$13,500	$6,750	$677	$97	$—
	2006	$13,200	$6,600	$455	$68	$606

John L. Seguin	2007	$11,700	$6,750	$711	$102	$—
	2006	$11,289	$6,600	$587	$84	$264,400	(A)

Janet M. Dunlap	2007	$9,473	$6,750	$665	$95	$10,445	(B)
	2006	$1,846	$1,616	$133	$19	$—

David L. McCarthy (C)	2007	$13,500	$6,750	$567	$81	$45,274
	2006	$13,200	$6,600	$493	$70	$33,814

(A)	Mr. Seguin received a $264,400 Transaction Bonus related to our November 5, 2004 acquisition from Agfa Corporation.
(B)	Ms. Dunlap received a recognition award from us valued at $10,445.
(C)	All amounts set forth in the column “Other” relate to sales commissions earned by Mr. McCarthy under our sales compensation plans.

Grants of Plan-Based Awards

The table below sets forth grants of awards that were made in 2007 to our named executive officers under our 2007 Executive Compensation Plan and our 2007 Sales Compensation Plan. The awards set forth in this table were earned in 2007 and payments in respect of such awards are included in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.” No grants of awards under our equity incentive plans were made by us to our named executive officers during 2007.

Grants of Plan-Based Awards—2007

	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)
Name	Threshold	Target		Maximum
Douglas J. Shaw	$—	$90,625	(2)	$150,000	(3)
Jacqueline D. Arthur	$—	$76,125	(2)	$126,000	(3)
John L. Seguin	$—	$81,563	(2)	$135,000	(3)
Janet M. Dunlap	$—	$74,168	(2)	$122,760	(3)
David L. McCarthy	$—	$20,000	(4)	$30,000

(1)	These awards were made and earned in 2007.
(2)	The target cash incentive compensation under our 2007 Executive Compensation Plan was 36.25% of the executive officer’s base salary.
(3)	The maximum cash incentive compensation under our 2007 Executive Compensation Plan was 60% of the executive officer’s base salary.
(4)	The target for Mr. McCarthy under our 2007 Sales Compensation Plan was two-thirds of the maximum payment under the plan.

Discussion of Compensation and Grants of Plan-Based Awards

Employment Agreements

Each of our named executive officers has an employment agreement with us. The named executive officers receive a base salary and are entitled to participate in any bonus or other performance-based plan and all medical, pension, profit sharing, dental and life insurance plans and disability income plans, retirement arrangements and other employment benefits, including option plans, in each case available to our other senior executive officers. The employment agreements require the named executive officers to refrain from competing with us and from hiring our employees for a period of two years following the termination of their employment with us for any reason, except that such period shall only last for one year in the event that the executive terminates his or her employment for good reason or if the executive is terminated by us without cause.

The employment agreements automatically renew for successive one-year periods unless either we or the named executive officer give 30 days’ prior written notice of termination. If we reduce the named executive officer’s salary, other than in connection with an across-the-board salary reduction similarly affecting all or substantially all management employees, he or she may terminate his or her employment and be eligible for certain termination benefits. See “—Potential Payments upon Termination or Change-in-Control” for further discussion on termination, retirement and change-in-control provisions of the employment agreements.

Grants of Non-Equity Plan-Based Awards

Our named executive officers earned non-equity compensation in 2007 under our 2007 Executive Compensation Plan and with respect to Mr. McCarthy, under our 2007 Sales Compensation Plan. The amounts payable in respect of these awards were also earned in 2007 and are thus reported in the “Summary Compensation Table” as well as the “Grants of Plan-Based Awards—2007” table. A discussion of how the award amounts were determined is set forth under “What were the results of the decisions made with respect to executive compensation for 2007?”

Because non-equity incentive awards made to our named executive officers under our 2008 Executive Compensation Plan were not made by the compensation committee until February 5, 2008, these awards are not included in the “Grants of Plan-Based Awards—2007” table above. If each named executive officer achieves his or her target bonus under the 2008 Executive Compensation Plan, equal to 40% of the executive officer’s base salary, amounts earned under these awards in 2008 will be as follows:

Name	Payout Under the 2008 Executive Compensation Plan at Target Bonus Amounts
Douglas J. Shaw	$108,000
Jacqueline D. Arthur	$90,720
John L. Seguin	$96,250
Janet M. Dunlap	$86,508
David L. McCarthy	$80,038

However, no amount will be payable in respect of awards under the 2008 Executive Compensation Plan unless certain company financial goals, established by the board of directors, are met and actual amounts paid to our executive officers under the plan will be determined based on the extent to which such company financial goals are met or exceeded, the satisfaction of individual personal performance objectives and the overall performance of the executive officer during 2008. The 2008 performance objectives of our president and chief executive officer were established by our compensation committee and include ensuring that we meet our 2008 financial targets, continue to develop innovative products, preserve our core values and maximize long term stockholder value. Our president and chief executive officer established the performance objectives for the other executive officers, together with an executive officer’s supervisor, as applicable.

Grants of Equity Plan-Based Awards

No equity awards were made to our named executive officers in 2007, however, on February 5, 2008, our compensation committee approved the following equity awards to our named executive officers:

Name	Number of Non-Qualified Stock Options
Douglas J. Shaw	160,000
Jacqueline D. Arthur	38,000
John L. Seguin	50,000
Janet M. Dunlap	27,000
David L. McCarthy	38,000

In accordance with our written equity award grant policy, these non-qualified stock option awards were granted on March 31, 2008, and have an exercise price equal to the closing market price on the NASDAQ Global Select Market of a share of our common stock on such date, or $15.11.

Equity Compensation Plans

As of December 31, 2007, each of our named executive officers held awards under our 2004 Option Plan. In addition, in 2008 each of our named executive officers received awards under our 2007 Option Plan. Treatment of awards made under the 2004 Option Plan and 2007 Option in the event of a merger, sale or dissolution, or a similar “sale event,” are discussed below under “Potential Payments upon Termination or Change-in-Control—Stock Options and Restricted Stock.”

2004 Stock Option and Grant Plan

Our 2004 Option Plan was adopted by our board of directors and approved by our stockholders in November 2004. Our board of directors has determined not to grant any further awards under our 2004 Option Plan, but as of December 31, 2007, there were 3,022,846 shares subject to awards outstanding under the 2004 Option Plan.

Our 2004 Option Plan is administered by the compensation committee. Our board of directors has delegated full power and authority to the compensation committee to accelerate the exercisability or vesting of any award and to provide substitute awards, subject to the provisions of the 2004 Option Plan. Awards granted to our named executive officers under the 2004 Option Plan are subject to four year vesting, with 25% of such grant vesting on the first anniversary of the grant or date of hire, as applicable, and vesting quarterly thereafter. All awards under the 2004 Option Plan have a maximum term of ten years from the date of grant and incentive stock options have an exercise price of no less than the fair market value of our common stock on the date of grant.

2007 Stock Option and Incentive Plan

Our 2007 Option Plan was adopted by our board of directors in March 2007 and approved by our stockholders in May 2007, effective upon our initial public offering. We reserved 4,383,560 shares of our common stock for the issuance of awards under the 2007 Option Plan, which may be granted in the form of incentive stock options, non-qualified stock options, stock appreciation rights, deferred stock awards, restricted stock awards, unrestricted stock awards or dividend equivalent rights. This number is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization and generally shares that are forfeited or canceled from awards under the 2007 Option Plan or the 2004 Option Plan also will be available for future awards. As of December 31, 2007 and March 31, 2008, there were 139,042 and 1,025,842 shares, respectively, subject to awards outstanding under the 2007 Option Plan.

The 2007 Option Plan is administered by our compensation committee which has full power and authority to select the participants to whom awards will be granted, to make any combination of awards to participants, to accelerate the exercisability or vesting of any award and to determine the specific terms and conditions of each award, subject to the provisions of the 2007 Option Plan. For example, the exercise price of stock options awarded under the 2007 Option Plan may not be less than the fair market value of our common stock on the date of the option grant and the term of each option may not exceed ten years from the date of grant. Awards are also made in compliance with the terms of our written equity award grant policy. All awards granted to our named executive officers under our 2007 Option Plan are subject to four year vesting, with 25% of such award vesting on the first anniversary of the date of grant and quarterly thereafter.

No awards may be granted under the 2007 Option Plan after the tenth anniversary of its effectiveness. In addition, our board of directors may amend or discontinue the 2007 Option Plan at any time and the administrator may amend or cancel any outstanding award for the purpose of satisfying changes in law or for any other lawful purpose. No such amendment may adversely affect the rights under any outstanding award without the holder’s consent. Other than in the event of a necessary adjustment in connection with a change in our stock or a merger or similar transaction, the administrator may not “reprice” or otherwise reduce the exercise price of outstanding stock options or stock appreciation rights. Further, amendments to the 2007 Option Plan will be subject to approval by our stockholders if the amendment (i) increases the number of shares available for issuance under the 2007 Option Plan, (ii) expands the types of awards available under, the eligibility to participate in, or the duration of, the plan, (iii) materially changes the method of determining fair market value for purposes of the 2007 Option Plan, (iv) is required by the NASDAQ Global Select Market rules, or (v) is required by the Internal Revenue Code of 1986, as amended, or the Code, to ensure that incentive options are tax-qualified.

Outstanding Equity Awards

This following table sets forth certain information regarding the stock option grants and stock awards to the named executive officers as of December 31, 2007.

Outstanding Equity Awards at Fiscal Year-End—2007

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (1)
Douglas J. Shaw	— 63,000 35,000	— 49,000 77,000	(3) (4)	$ $ $	— 1.453 6.430	— August 25, 2015 September 30, 2016	158,182	(2)	$2,399,621

Jacqueline D. Arthur	— 7,302 20,000 5,000	— 10,222 44,000 15,000	(6) (4) (7)	$ $ $ $	— 1.453 6.430 8.500	— August 25, 2015 September 30, 2016 December 31, 2016	49,500	(5)	$750,915

John L. Seguin	— 25,000 19,732 30,000	— 15,000 15,348 66,000	(8) (3) (4)	$ $ $ $	— 1.365 1.453 6.430	— June 17, 2015 August 25, 2015 September 30, 2016	39,545	(2)	$599,898

Janet M. Dunlap	18,748 2,500	41,252 7,500	(9) (7)	$ $	6.430 8.500	September 30, 2016 December 31, 2016

David L. McCarthy	— 20,999 3,125	— 16,333 6,875	(3) (4)	$ $ $	— 1.453 6.430	— August 25, 2015 September 30, 2016	52,727	(2)	$799,869

(1)	Market value is calculated based on the closing price of our common stock on the NASDAQ Global Market on December 31, 2007, or $15.17 per share. These shares are subject to the terms of the related Restricted Stock Agreements.
(2)	25% of the shares of restricted stock in this award vested on December 6, 2005 and all remaining shares vest quarterly over the following three years.
(3)	25% of the shares in this grant vested on August 25, 2006 and all remaining shares vest quarterly over the following three years.
(4)	25% of the shares in this grant vested on September 30, 2007 and all remaining shares vest quarterly over the following three years.
(5)	25% of the shares in this grant vested on May 16, 2006 and all remaining shares vest quarterly over the following three years.

(6)	25% of the shares in this grant vested on August 25, 2006 and all remaining shares vest quarterly over the following three years. Ms. Arthur exercised options to purchase 5,840 shares of our common stock in October 2006 and 7,302 shares of our common stock in January 2008 from this option grant.
(7)	25% of the shares in this grant vested on December 31, 2007 and all remaining shares vest quarterly over the following three years.
(8)	25% of the shares in this grant vested on June 17, 2006 and all remaining shares vest quarterly over the following three years.
(9)	25% of the shares in this grant vested on September 25, 2007 and all remaining shares vest quarterly over the following three years.

Option Exercises and Stock Vested

The following table sets forth certain information regarding the number of shares of restricted stock issued under the 2004 Option Plan that vested in 2007 and the corresponding amounts realized by the named executive officers. None of our named executive officers exercised options in 2007.

Option Exercises and Stock Vested—2007

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Douglas J. Shaw	158,182	$1,915,192
Jacqueline D. Arthur	33,000	$350,955
John L. Seguin	39,545	$478,795
Janet M. Dunlap	—	$—
David L. McCarthy	52,727	$638,396

(1)	The value realized upon the vesting of shares of restricted stock was calculated by multiplying the number of shares vested by the difference between the closing market price per share on the date of vesting less the per share grant price. These shares are subject to the terms of the related Restricted Stock Agreements.

Potential Payments upon Termination or Change-in-Control

Employment Agreements

The employment agreements with our named executive officers provide certain benefits upon the termination of employment. If a named executive officer becomes disabled, he or she shall continue to receive his or her respective full base salary, less any disability pay or sick pay benefits to which he or she may be entitled under our other benefit policies, and employee benefits for a period of up to 12 months, with the exception of Ms. Dunlap who would be entitled to payments for up to six months. After 12 months, and with respect to Ms. Dunlap six months, we may terminate his or her employment.

Generally, if a named executive officer terminates his or her employment for good reason or we terminate his or her employment without cause, he or she is entitled to receive payment of any bonus or non-equity incentive plan award that he or she would have been entitled to receive had his or her employment not been terminated, pro rata for the number of days he or she was employed by us during the relevant period. If the named executive officer terminates his or her employment for good reason or we terminate his or her employment without cause, the named executive officer will receive 100% salary continuation for a period of, with respect to Messrs. Shaw, Seguin and McCarthy and Ms. Arthur, 12 months from the date of termination, and with respect to Ms. Dunlap, six months from the date of termination.

Cause is defined in the employment agreements as (i) any act of fraud, gross misconduct or harassment that materially and adversely affects us, (ii) any act of dishonesty, deceit or illegality, in any such case, materially and adversely affecting us, (iii) conviction or indictment (if the indictment has a material adverse effect on us) of a felony, or any misdemeanor involving moral turpitude, (iv) the commission of an act involving a violation of material procedures or policies of ours, (v) a material and sustained failure to perform the duties and responsibilities assigned or delegated under their respective employment agreement which failure continues for 30 days after written notice, (vi) gross negligence or willful misconduct that materially and adversely affects us or (vii) a material breach by the executive of any of the executive officers’ confidentiality or non-compete obligations.

Good reason is defined in the employment agreements as (i) a substantial adverse change in the nature or scope of responsibilities, authorities, powers, functions or duties under the respective employment agreement, (ii) a reduction in annual base salary, except for an across-the-board salary reduction similarly affecting all or substantially all management employees, (iii) a requirement by us that he or she be based anywhere other than a specified distance from Wilmington or Woburn, Massachusetts or (iv) the breach by us of any of our material obligations under the respective employment agreement, after notice and failure to cure such breach within 30 days.

Stock Options and Restricted Stock

Stock option grants and restricted stock awards currently held by a named executive officer and which have been granted under our 2004 Option Plan or 2007 Option Plan do not accelerate upon termination of such named executive officers’ employment by us unless there has been a change-in-control.

2004 Option Plan. In the event of a merger, sale or dissolution, or a similar “sale event,” unless assumed or substituted by the successor entity, all stock options granted to our named executive officers under the 2004 Option Plan will terminate upon the effective time of such sale event following an exercise period. Restricted stock shall be treated as provided in the relevant award agreement. If an award is so assumed or continued or substituted and the named executive officer’s employment or service relationship with us terminates (i) within 12 months after such sale event and (ii) such termination is by us or a successor entity without cause or by the grantee for good reason, 50% of the unvested portion of the award shall automatically become vested.

2007 Option Plan. In the event of a merger, sale or dissolution, or a similar “sale event,” unless assumed or substituted by the successor entity, all stock options granted to a named executive officer under the 2007 Option Plan will automatically become fully exercisable, all other awards granted under the 2007 Option Plan will become fully vested and non-forfeitable and awards with conditions and restrictions relating to the attainment of performance goals may become vested and non-forfeitable in connection with a sale event in the administrator’s discretion. In addition, upon the effective time of any such sale event, after an exercise period, the 2007 Option Plan and all awards will terminate unless the parties to the transaction, in their discretion, provide for appropriate substitutions or assumptions of outstanding awards. Any award so assumed or continued or substituted shall be deemed vested and exercisable in full upon the date on which the named executive officer’s employment or service relationship with us terminates if such termination occurs (i) within 18 months after such sale event and (ii) such termination is by us or a successor entity without cause or by the grantee for good reason.

Under both the 2004 Option Plan and 2007 Option Plan, cause means the commission of any act by a grantee constituting financial dishonesty against us (which act would be chargeable as a crime under applicable law), any other act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality or harassment which, as determined in good faith by our board of directors, would adversely affect us, the repeated failure to follow the directives of our chief executive officer or our board of directors or any material misconduct, violation of our policies or willful and deliberate non-performance of duty. Under the 2004 Option Plan, good reason means a substantial adverse change in the nature or scope of the employee’s responsibilities, authorities, powers, functions or duties, a reduction in the employee’s annual base salary except for across-the-board salary reductions similarly affecting all or substantially all management employees or the relocation of our offices at which the employee is principally employed to a location more than 75 miles from such offices. These definitions are, however, modified by any definition of cause or good reason contained in an executive officer’s employment agreement.

Payments upon a Triggering Event

The following table sets forth information regarding the amounts payable under employment agreements and the plans described above to the named executive officers by us if a termination by us without cause or termination by the named executive officers for good reason occurred, on December 31, 2007. These payments are the same regardless of whether the termination is by us without cause or by the executive for good reason, each as defined in the 2004 Option Plan.

Name	Base Salary (1)	Continuation of Group Health Plan Benefits (2)	Non-Equity Incentive Plan Payments (3)	Equity Incentive Plan Payments (4)	Total
Douglas J. Shaw	$250,000	$14,086	$90,625	$1,872,182	$2,226,893
Jacqueline D. Arthur	$210,000	$13,951	$76,125	$654,089	$954,165
John L. Seguin	$225,000	$14,009	$81,563	$797,118	$1,117,690
Janet M. Dunlap	$102,300	$611	$74,168	$205,284	$382,363
David L. McCarthy	$192,400	$11,906	$20,000	$541,917	$766,223

(1)	All payments of base salary are payable in accordance with our usual payroll policies.
(2)	The calculation is based upon the coverage elected by the employee during their employment.
(3)	Assumes we met or exceeded 110% of our financial targets for 2007 for the company performance component and that the named executive officer earned their target amount for the individual component under the 2007 Executive Compensation Plan or the 2007 Sales Compensation Plan. The total target incentive compensation was 36.25% of the named executive officer’s base salary. The target amount under the 2007 Sales Compensation plan was two-thirds of the maximum payment. All amounts payable under the 2007 Executive Compensation Plan are payable in accordance with the regularly scheduled payments of the plan.
(4)	The following table sets forth information regarding the amounts payable under the plans described upon a change-in-control where the options are assumed or continued and the named executive officer’s employment is terminated by us without cause or by the executive for good reason, each as defined in the 2004 Option Plan, within 12 months of the change-in-control or upon a change-in-control.

Name	Number of Shares of Options Vesting due to Change-in- Control (A)	Value of Options Vesting due to Change-in- Control (B)	Number of Shares of Restricted Stock Vesting due to Change-in- Control (A)	Value of Shares of Restricted Stock Vesting due to Change-in- Control (B)	Total
Douglas J. Shaw	63,000	$672,569	79,091	$1,199,613	$1,872,182
Jacqueline D. Arthur	34,611	$312,415	24,750	$341,674	$654,089
John L. Seguin	48,174	$497,226	19,772	$299,892	$797,118
Janet M. Dunlap	24,376	$205,284	0	$0	$205,284
David L. McCarthy	11,603	$142,056	26,363	$399,861	$541,917

(A)	This number represents only the vesting of 50% of shares or options to purchase our common stock that were unvested as of December 31, 2007.

(B)	For purposes of this table, the value of shares or options not vested has been calculated by taking the difference of the option exercise price set forth in the table entitled “Outstanding Equity Awards at Fiscal Year-End—2007,” and the closing price of a share of our common stock on the NASDAQ Global Market on December 31, 2007, or $15.17, multiplied by the number of shares or options to purchase our common stock vesting upon the change-in-control.

Payment of all amounts following the termination of a named executive officer and continuation of any health care benefits, is subject to continuing obligations of the named executive officer to cooperate with us to enforce our intellectual property rights, comply with a one-year non-competition agreement, comply with a one-year non-solicitation and non-hire agreement and execute a general release in a form reasonably satisfactory to us. We have the right to cancel the termination benefits if the named executive officer fails to materially comply with any of these provisions or if he or she fails to materially comply with the confidentiality provisions of his or her employment agreement.

Finally, upon the death of a named executive officer, he or she will be entitled to any benefits that may be due under any life insurance policy of ours maintained similarly for all employees.

Director Compensation

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2007.

Director Compensation Table—2007

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Total
Robert M. Givens	$50,083	$—	$—	$50,083
A. Bruce Johnston	$—	$—	$—	$—
Roger J. Heinen, Jr (1)	$32,083	$—	$72,165	$104,248
Pamela F. Lenehan (1)	$36,583	$—	$72,165	$108,748
Jonathan W. Meeks	$—	$—	$—	$—
Peter J. Simone (2)	$55,583	$26,435	$—	$82,018

(1)	The director received an option grant on September 30, 2006 that vests quarterly over four years and becomes fully vested on September 30, 2010.
(2)	The director received a restricted stock award on March 26, 2006 that vests quarterly over four years and becomes fully vested on March 26, 2010.

Prior to the effectiveness of our initial public offering, we paid our non-employee directors $2,000, plus expenses, for each board meeting they attended in person, $500 for each board meeting they attended by phone, $500 for each committee meeting they attended in person, if it was held on the same day as a board meeting, $1,000, plus expenses, for each board committee meeting they attended in person, if it was held on a separate day from the board meeting, and $500 for each committee meeting they attended by phone, if it was held on a separate day from the board meeting. No additional compensation was paid to any of our employees who served as a director prior to our initial public offering.

Following the effectiveness of our initial public offering, directors who are also our employees receive no additional compensation for their service as directors. In 2007, each of our non-employee directors received cash compensation of $35,000 per year, prorated to reflect the portion of 2007 during which we were a public company. The chairman of the board received, in addition to the same cash compensation as the other non-employee directors, additional cash compensation of $25,000. Finally, the chairperson of each of the audit, compensation and nominating and corporate governance committees received additional cash compensation of $15,000, $10,000 and $10,000, respectively. All amounts were paid in equal quarterly installments. Non-employee directors continue to be reimbursed for reasonable expenses incurred in connection with attending board and committee meetings.

Beginning in 2008, we will compensate our directors with a combination of cash and stock. Each non-employee director will receive cash compensation of $35,000 per year, with an additional amount paid to the members of the audit, compensation and nominating and corporate governance committees of $10,000, $7,500, and $5,000, respectively. The chairperson of each of the audit, compensation and nominating and corporate governance committees will receive additional cash compensation of $7,500, $5,000, and $3,000, respectively. The chairman of the board shall receive, in addition to the same cash compensation as the other non-employee directors, additional cash compensation of $25,000. All amounts will be paid in equal quarterly installments. In addition to this cash compensation, any new director will receive, upon election to the board of directors, a grant of restricted stock with an aggregate value equal to $120,000 based upon the closing price of our common stock on the grant date. The grant will vest quarterly in equal installments over a four year period. Finally, each year, in connection with our annual meeting of stockholders, each director will receive a grant of shares of restricted stock with a value equal to $60,000 based upon the closing price of our common stock on the grant date. The annual grants will vest on the earlier of the first anniversary of the grant date and our next annual meeting of stockholders.

In addition, beginning in 2008, any person who is a director of the Company and who has served as a director for at least three years, shall be required to beneficially own a number of shares of our common stock with a value at least equal to $120,000. This measurement will be made annually by our compensation committee on such terms as the compensation committee shall determine, provided that the board of directors has specified that no unexercised options held by a director will be included in any such measurement of value.

Directors affiliated with TA Associates, including Messrs. Johnston and Meeks in 2007, have historically declined to receive board and committee meeting compensation, including equity compensation. It is anticipated that no board or committee fees will be paid, or equity awarded, to these directors through 2008.

VI. COMPENSATION COMMITTEE REPORT

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on its review of, and the discussions with management with respect to the Compensation Discussion and Analysis, the compensation committee recommended to the board of directors and the board of directors has agreed that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the compensation committee,

Pamela F. Lenehan, Chairperson

Roger J. Heinen, Jr.

A. Bruce Johnston

VII. AUDIT COMMITTEE REPORT

In fulfilling its oversight responsibilities, the audit committee has reviewed and discussed with management the Company’s consolidated financial statements for the fiscal year ended December 31, 2007. The audit committee also reviewed with Ernst & Young LLP, the Company’s independent auditors, the results of their audit and discussed matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit and Finance Committees), which provides that certain matters related to the conduct of the audit of the Company’s financial statements are to be communicated to the audit committee. The audit committee has reviewed permitted services under rules of the SEC, as currently in effect, and discussed with Ernst & Young their independence from management and the Company, including the matters in the written disclosures and the letter from Ernst & Young by Independence Standards Board Standard No. 1 (Independence Discussions with Audit and Finance Committees ), as currently in effect, and has considered and discussed the compatibility of non-audit services provided by Ernst & Young with that firm’s independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors has approved, that the audited financial statements be included in the Company’s Annual Report on SEC Form 10-K, as amended, for the year ended December 31, 2007, for filing with the SEC.

The audit committee has considered and determined that the provision of the non-audit services described is compatible with maintaining the independence of our registered public accounting firm.

Submitted by the audit committee,

Peter J. Simone, Chairperson

Roger J. Heinen, Jr.

Pamela F. Lenehan

VIII. AUDIT COMMITTEE INFORMATION AND MATTERS CONCERNING OUR INDEPENDENT AUDITORS

Fiscal 2006 and 2007 Audit Fee Summary

During fiscal years 2006 and 2007, the Company retained its principal independent auditors, Ernst & Young LLP, to provide services in the following categories and approximate amounts (in thousands):

	2006	2007
Audit fees	$461	$3,005
Audit related fees	$—	$—
Tax fees	$—	$—
All other fees	$2	$1

Audit Fees

Audit Fees for both years consist of fees for professional services associated with the annual consolidated financial statements audit, review of the interim consolidated financial statements and services that are normally provided by Ernst & Young LLP in connection with statutory audits required in regulatory filings. Audit Fees for the year ended December 31, 2007 also include $1,858,000 of fees for professional services in connection with the Company’s initial public offering completed in July 2007.

All Other Fees

All other fees related to our Ernst & Young LLP on-line research website membership.

Information Regarding Approval of Non-Audit Services

The audit committee oversees the Company’s accounting and financial reporting processes on behalf of the board of directors, and operates under a written charter adopted by the board of directors, a copy of which is attached as Appendix A to this Proxy Statement. The audit committee pre-approves all auditing services and the terms of non-audit services provided by the Company’s independent auditors, but only to the extent that the non-audit services are not prohibited under applicable law and the committee determines that the non-audit services do not impair the independence of the independent registered public accounting firm. In situations where it is impractical to wait until the next regularly scheduled quarterly meeting, the chairman of the committee has been delegated authority to approve audit and non-audit services to be provided by our independent registered public accounting firm. Fees payable to our independent registered public accounting firm for any specific, individual service approved by the chairman pursuant to the above-described delegation of authority may not exceed $25,000, plus reasonable and customary out-of-pocket expenses, and the chairman is required to report any such approvals to the full committee at its next scheduled meeting.

The pre-approval requirement is waived with respect to the provision of non-audit services by the independent registered public accounting firm if (1) the aggregate amount of all such non-audit services provided to us constitutes not more than five percent of the total fees paid by us to our independent registered public accounting firm during the fiscal year in which such non-audit services were provided, (2) such services were not recognized at the time of the engagement to be non-audit services, and (3) such services are promptly brought to the attention of the audit committee and approved by the committee or by one or more of its members to whom authority to grant such approvals has been delegated by the committee prior to the completion of the independent registered public accounting firm’s audit. During fiscal years 2007 and 2006, none of the non-audit services provided to us by our independent registered public accounting firms was required to be approved by the Audit Committee pursuant to the so-called “de minimis” exception described above.

IX. OTHER MATTERS

Expenses and Solicitation of Proxies

The cost of solicitation of proxies for the Annual Meeting will be paid by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms, and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

Stockholder Proposals for Annual Meetings

Stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the Company’s Proxy Statement and form of proxy for the 2009 annual meeting of stockholders must be received by the Company by December 30, 2008. Such a proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the Proxy Statement and form of proxy.

In accordance with our By-laws as currently in effect, for a stockholder to nominate a director or for a proposal of a stockholder to be presented at the Company’s 2009 annual meeting of stockholders, other than a stockholder proposal intended to be included in our Proxy Statement and submitted pursuant to Rule 14a-8 of the Exchange Act, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Company, together with all supporting documentation required by the Company’s By-laws, not prior to the close of business on February 6, 2009 nor later than the close of business on March 9th, 2009. You may contact the Company’s Secretary at the address mentioned below for a copy of the relevant By-law provisions regarding the requirements for making stockholder proposals and nominating director candidates. Any such proposals should be mailed to: Monotype Imaging Holdings Inc., 500 Unicorn Park Drive, Woburn, Massachusetts 01801, Attention: Corporate Secretary.

APPENDIX A

Audit Committee Charter

I.	General Statement of Purpose

The purposes of the Audit Committee of the Board of Directors (the “Audit Committee”) of Monotype Imaging Holdings Inc. (the “Company”) are to:

•	oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements;

•

take, or recommend that the Board of Directors of the Company (the “Board”) take, appropriate action to oversee the qualifications, independence and performance of the Company’s independent registered public accounting firm; and

•	prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

II.	Composition

The Audit Committee shall consist of at least three (3) members of the Board, each of whom must (1) satisfy the independence standard of the Marketplace Rules of the National Association of Securities Dealers, Inc. (“NASD”); (2) meet the criteria for independence set forth in Rule 10A-3(b)(1) promulgated under Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subject to the exemptions provided in Rule 10A-3(c) under the Exchange Act; and (3) not have participated in the preparation of the financial statements of the Company or a current subsidiary of the Company at any time during the past three years.

Notwithstanding the foregoing, one director who (1) does not satisfy the independence standard of the Marketplace Rules of the NASD; (2) satisfies the criteria for independence set forth in Section 10A(m)(3) of the Exchange Act and the rules thereunder; and (3) is not a current officer or employee or a Family Member of such officer or employee, may be appointed to the Audit Committee, if the Board, under exceptional and limited circumstances, determines that membership on the Audit Committee by the individual is required by the best interests of the Company and its stockholders, and the Board makes provisions to disclose, in the next annual proxy statement subsequent to such determination (or, if the Company does not file a proxy statement, in its Form 10-K), the nature of the relationship and the reasons for that determination. A member appointed under this exception may not serve on the Audit Committee for more than two years and may not chair the Audit Committee.

Each member of the Audit Committee must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement. At least one member of the Audit Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. One or more members of the Audit Committee shall qualify as an “audit committee financial expert” under the rules promulgated by the SEC or, if not, the Company shall disclose its lack of an “audit committee financial expert” and the reasons why in its annual report.

The nominating and corporate governance committee shall recommend to the Board nominees for appointment to the Audit Committee annually and as vacancies or newly created positions occur. The members of the Audit Committee shall be appointed annually by the Board and may be replaced or removed by the Board with or without cause. Resignation or removal of a director from the Board, for whatever reason, shall automatically and without any further action constitute resignation or removal, as applicable, from the Audit Committee. Any vacancy on the Audit Committee, occurring for whatever reason, may be filled only by the Board. The Board shall designate one member of the Audit Committee to be Chairperson of the Audit Committee. All indemnification, exculpation, expense reimbursement and advancement provisions and rights available to members of the Audit Committee in their capacities as directors of the Company shall be fully applicable with respect to their service on the Audit Committee or any subcommittee thereof.

III.	Compensation

A member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board or any other committee established by the Board, receive directly or indirectly from the Company any consulting, advisory or other compensatory fee from the Company.

IV.	Meetings

The Audit Committee generally is to meet in person or by conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, as deemed necessary by the Audit Committee. A majority of the members of the Audit Committee shall constitute a quorum for purposes of holding a meeting and the Audit Committee may act by a vote of a majority of the members present at such meeting. In lieu of a meeting, the Audit Committee may act by unanimous written consent. The Chairperson of the Audit Committee, in consultation with the other committee members and the Chief Financial Officer, as he or she deems necessary, may determine the frequency and length of the Audit Committee meetings and may set meeting agendas consistent with this Charter.

V.	Responsibilities and Authority

The following responsibilities are set forth as a guide to fulfilling the Audit Committee’s purposes, with the understanding that the Audit Committee’s activities may diverge as appropriate given the circumstances. The Audit Committee’s purpose and responsibilities shall be as set forth below.

A.	Review of Charter

•	The Audit Committee shall review and assess the adequacy of this Charter annually and recommend to the Board any amendments or modifications to the Charter that the Audit Committee deems appropriate.

B.	Annual Performance Evaluation of the Audit Committee

•	At least annually, the Audit Committee shall evaluate its own performance and report the results of such evaluation to the Board.

C.	Matters Relating to Selection, Performance and Independence of the Independent Registered Public Accounting Firm

•

The Audit Committee shall be directly responsible for the appointment, retention and termination, and for determining the compensation, of the Company’s independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The Audit Committee may consult with management in fulfilling these duties.

•	The Audit Committee shall be directly responsible for oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

•	The Audit Committee shall instruct the independent registered public accounting firm that the independent registered public accounting firm shall report directly to the Audit Committee.

•

The Audit Committee shall pre-approve all auditing services and the terms thereof and non-audit services to be provided to the Company by the independent registered public accounting firm; provided, however, the pre-approval requirement is waived with respect to the provision of non-audit services for the Company if the “de minimus” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. This authority to pre-approve non-audit services may only be delegated to the Chairperson of the Audit Committee, who shall present all decisions to pre-approve an activity to the full Audit Committee at its first meeting following such decision.

•	The Audit Committee will review and approve the scope and staffing of the independent registered public accounting firm’s annual audit plan(s).

•

The Audit Committee shall evaluate the independent registered public accounting firm’s qualifications, performance and independence, including (1) requesting that the independent registered public accounting firm provide the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, as modified or supplemented, (2) requiring that the independent registered public accounting firm submit to the Audit Committee on a periodic basis a formal written statement delineating all relationships between the independent registered public accounting firm and the Company, (3) discussing with the independent registered public accounting firm any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, (4) based on such disclosures, statement and discussion (and such other matters as the Audit Committee deems relevant), taking or recommending that the Board take appropriate action in response to the independent registered public accounting firm’s report to satisfy itself of the independent registered public accounting firm’s independence, (5) reviewing a report obtained at least annually from the independent registered public accounting firm describing the auditor’s internal quality-control procedures and any material issues raised, and (6) seeking the opinion of management and the internal auditors of the independent registered public accounting firm’s performance.

D.	Audited Financial Statements and Annual Audit

•

The Audit Committee shall review and discuss with management (including the Company’s Chief Financial Officer and/or principal accounting officer (the Chief Financial Officer and such other officer or officers are referred to herein collectively as the “Senior Accounting Executive”)) and with the independent registered public accounting firm the Company’s annual audited financial statements, including (1) all critical accounting policies and practices used or to be used by the Company, (2) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” prior to the filing of the Company’s Annual Report on Form 10-K, and (3) any significant financial reporting issues that have arisen in connection with the preparation of such audited financial statements.

•

The Audit Committee may consider the ramifications of the use of any alternative disclosures and treatments on the financial statements, and the treatment preferred by the independent registered public accounting firm. The Audit Committee may also consider other material written communications between the registered public accounting firm and management, such as any management letter or schedule of unadjusted differences.

•	The Audit Committee must review:

(i)	major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of any material control deficiencies;

(ii)	major issues regarding accounting principles and procedures and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles;

(iii)	the effects of regulatory and accounting initiatives, as well as off-balance sheet transactions and structures, on the financial statements of the Company; and

(iv)	the certifications made by the Company’s Chief Executive Officer and Chief Financial Officer.

•

The Audit Committee shall review and discuss with the independent registered public accounting firm (outside of the presence of management) how the independent registered public accounting firm plans to handle its responsibilities under the Private Securities Litigation Reform Act of 1995, and request assurance from the auditor that Section 10A of the Private Securities Litigation Reform Act of 1995 has not been implicated.

•

The Audit Committee shall review and discuss with the independent registered public accounting firm any audit problems or difficulties and management’s response thereto. This review shall include (1) any difficulties encountered by the auditor in the course of performing its audit work, including any restrictions on the scope of its activities or its access to information, and (2) any significant disagreements with management.

•

The Audit Committee shall discuss with the independent registered public accounting firm those matters brought to the attention of the Audit Committee by the auditors pursuant to Statement on Auditing Standards No. 61, as amended (“SAS 61”).

•

The Audit Committee shall also review and discuss with the independent registered public accounting firm the report required to be delivered by such auditors pursuant to Section 10A(k) of the Exchange Act.

•

If brought to the attention of the Audit Committee, the Audit Committee shall discuss with the Chief Executive Officer and Senior Accounting Executive of the Company (1) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act, within the time periods specified in the SEC’s rules and forms, and (2) any fraud involving management or other employees who have a significant role in the Company’s internal control over financial reporting.

•

Based on the Audit Committee’s review and discussions (1) with management of the audited financial statements, (2) with the independent registered public accounting firm of the matters required to be discussed by SAS 61, and (3) with the independent registered public accounting firm concerning the independent registered public accounting firm’s independence, the Audit Committee shall make a recommendation to the Board as to whether the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the last fiscal year.

•

The Audit Committee shall prepare the Audit Committee report required by Item 306 of Regulation S-K of the Exchange Act (or any successor provision) to be included in the Company’s annual proxy statement.

E.	Unaudited Quarterly Financial Statements

•

The Audit Committee shall discuss with management and the independent registered public accounting firm, prior to the filing of the Company’s Quarterly Reports on Form 10-Q, (1) the Company’s quarterly financial statements and the Company’s related disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” (2) such issues as may be brought to the Audit Committee’s attention by the independent registered public accounting firm pursuant to Statement on Auditing Standards No. 100, and (3) any significant financial reporting issues that have arisen in connection with the preparation of such financial statements.

F.	Earnings Press Releases

•

The Audit Committee shall discuss the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, including, in general, the types of information to be disclosed and the types of presentation to be made (paying particular attention to the use of “pro forma” or “adjusted” non-GAAP information) prior to the release of such information to the public.

G.	Procedures for Addressing Complaints and Concerns

•

The Audit Committee shall establish and oversee procedures for (1) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and (2) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•

Review at least quarterly with management, including the General Counsel and compliance manager, compliance with, the adequacy of and any requests for waivers under, the Company’s code(s) of business conduct and ethics (including codes that apply to all employees as well as those applicable to directors, senior officers and financial officers and the Company’s policies and procedures concerning trading in Company securities and use in trading of proprietary or confidential information) and approve any waiver sought with respect to any executive officer or director.

•	Review and address conflicts of interest of directors and executive officers.

H.	Regular Reports to the Board

•

The Audit Committee shall regularly report to and review with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the independent registered public accounting firm, the performance of the internal audit function and any other matters that the Audit Committee deems appropriate or is requested to review for the benefit of the Board.

VI.	Conflicts of Interest

•

The Audit Committee shall conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of the Audit Committee shall be required for all such transactions as required by the terms of the Company’s related person transaction approval policy.

VII.	General

•

The Audit Committee may form and delegate authority to subcommittees consisting of one or more of its members as the Audit Committee deems appropriate to carry out its responsibilities and exercise its powers.

•	The Audit Committee may perform such other oversight functions outside of its stated purpose as may be requested by the Board from time to time.

•	The Audit Committee shall maintain minutes or other records of Audit Committee meetings and activities.

•

In performing its oversight function, the Audit Committee shall be entitled to rely upon advice and information that it receives in its discussions and communications with management, the independent registered public accounting firm and such experts, advisors and professionals as may be consulted with by the Audit Committee. The Audit Committee may engage independent counsel and such other advisors it deems necessary or advisable to carry out its responsibilities and powers, and, if such counsel or other advisors are engaged, shall determine the compensation or fees payable to such counsel or other advisors.

•

In discharging its role, the Audit Committee is empowered to inquire into any matter it considers appropriate to carry out its responsibilities, with access to all books, records, facilities and personnel of the Company. The Audit Committee is authorized to request that any officer or employee of the Company, the Company’s outside legal counsel, the Company’s independent registered public accounting firm or any other professional retained by the Company to render advice to the Company attend a meeting of the Audit Committee or meet with any members of or advisors to the Audit Committee.

•	The Audit Committee is authorized to incur such expenses as are necessary or appropriate in carrying out its duties.

Notwithstanding the responsibilities and powers of the Audit Committee set forth in this Charter, the Audit Committee does not have the responsibility of planning or conducting audits of the Company’s financial statements or determining whether the Company’s financial statements are complete, accurate and in accordance with GAAP. Such responsibilities are the duty of management and, to the extent of the independent registered public accounting firm’s audit responsibilities, the independent registered public accounting firm. In addition, it is not the duty of the Audit Committee to conduct investigations or to ensure compliance with laws and regulations.

ADOPTED: March 15, 2007

ANNUAL MEETING OF STOCKHOLDERS OF

MONOTYPE IMAGING HOLDINGS INC.

June 6, 2008

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	20200000000000000000 6	060608

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.  To elect two Class II directors to serve until the 2011 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified or until their earlier resignation or removal from among the following nominees:

2. To transact such other business as may be properly brought before the Annual Meeting and at any postponements or adjournments thereof.
NOMINEES:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	O Douglas J. Shaw O Peter J. Simone		Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later postponement or adjournment, the Annual Meeting may be postponed or adjourned.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

ANNUAL MEETING OF STOCKHOLDERS OF

MONOTYPE IMAGING HOLDINGS INC.

June 6, 2008

PROXY VOTING INSTRUCTIONS

\- OR -

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries and follow the instructions. Have your proxy card available when you call.

\- OR -

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page.

\- OR -

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20200000000000000000 6 060608

NOMINEES:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

○ Douglas J. Shaw
○ Peter J. Simone

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______